As filed with the Securities and Exchange Commission on November 25, 2003
                                           Registration Statement No. 333-104668





                          U.S. SECURITIES AND EXCHANGE
                             COMMISSION WASHINGTON,
                                   D.C. 20549

                                ----------------
                                   FORM SB -2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         POST-EFFECTIVE AMENDMENT NO. 2
                                 ---------------

                               CIRTRAN CORPORATION
                         (Name of issuer in its charter)

                                 ---------------
           Nevada                   3672                      68 -0121636
(State of incorporation)  (Primary Standard Industrial      (I.R.S. Employer

                          Classification Code Number)     Identification No.)

                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
    (Address and telephone number of registrant's principal executive offices and principal place of business)

                                ----------------

                                 IEHAB HAWATMEH
                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128

                                 (801) 963-5112

            (Name, Address and telephone number of agent for service)

                                ----------------

                                   Copies to:

                             JEFFREY M. JONES, ESQ.
                            C. PARKINSON LLOYD, ESQ.
                             DURHAM JONES & PINEGAR
                          111 EAST BROADWAY, SUITE 900
                           SALT LAKE CITY, UTAH 84111
                                 (801) 415-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                  Proposed           Proposed
                                                                  Maximum            Maximum
                                         Amount                   Aggregate          Aggregate          Amount of
Title of Class of Securities             To be                    Price              Offering           Registration
to be Registered                         Registered (1)           Per Share          Price              Fee
----------------------------------------------------------------------------------------------------------------------

Common Stock,                           252,562,500 shares (2)    $0.02(3)       $ 5,051,250  (3)   $     409 (3)
$0.001 par value per share
                                        -------------------                      --------------     ---------
    Totals                              252,562,500 shares                       $ 5,051,250        $     409 (4)
                                        ===================                      ==============     =========
-------------------------------------------------------------------------------------------------------------------------

(1)  All shares offered for resale by the Selling Shareholders.

(2) Consisting of (i) up to 250,000,000 shares of common stock issuable to the Equity Line Investor under the Equity Line of Credit Agreement; and (ii) 2,562,500 shares issued to the Equity Line Investor and two other selling shareholders in connection with the Equity Line of Credit Agreement.

(3) The fee was estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of CirTran's common stock as reported on the OTC Bulletin Board on April 16, 2003.

(4)  Fee paid with initial filing. No additional fee due.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               CIRTRAN CORPORATION
                              A Nevada Corporation

                           [CirTran Corporation Logo]

                       252,562,500 Shares of Common Stock
                                $0.001 per share

This prospectus relates to the resale of up to 252,562,500 shares (the "Shares") of common stock of CirTran Corporation, a Nevada corporation. Three of our shareholders, Cornell Capital Partners, LP (the "Equity Line Investor"), Westrock Advisors, Inc., and Butler Gonzalez LLP (collectively with the Equity Line Investor, the "Selling Shareholders") are offering all of the Shares covered by this prospectus. The Selling Shareholders will receive all of the proceeds from the sale of the Shares and we will receive none of those proceeds. The Equity Line Investor is an underwriter of the Shares.

                            -------------------------

           Investment in the Shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of the Shares offered by this prospectus.

                            -------------------------


           CirTran Corporation common stock is quoted on the OTC Bulletin Board and trades under the symbol "CIRT". The last reported sale price of our common stock on the OTC Bulletin Board on November 20, 2003, was approximately $0.02 per share. Nevertheless, the Selling Shareholder does not have to sell the Shares in transactions reported on the OTC Bulletin Board, and may offer its Shares through any type of public or private transactions.


                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------


                                November __, 2003

           CirTran has not registered the Shares for sale by the Selling Shareholders under the securities laws of any state. Brokers or dealers effecting transactions in the Shares should confirm that the Shares have been registered under the securities laws of the state or states in which sales of the Shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

           This prospectus is not an offer to sell any securities other than the Shares. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

           CirTran has not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, CirTran, or the Shares that is different from the information included or incorporated by reference in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it. In this prospectus, references to "CirTran," "the Company," "we," "us," and "our," refer to CirTran Corporation and its subsidiaries.

                                                          TABLE OF CONTENTS


Summary about CirTran Corporation and this offering..........................2
Risk factors................................................................ 5
Use of proceeds............................................................. 3
Determination of offering price............................................. 3
Description of business..................................................... 3
Management's discussion and analysis or plan of operation...................20
Forward-looking statements.................................................. 5
Selling Shareholders........................................................ 5
Plan of distribution........................................................ 8
Regulation M................................................................ 9
Legal Proceedings........................................................... 9
Directors, executive officers, promoters and control persons................ 4
Commission's position on indemnification for Securities Act liabilities..... 6
Security ownership of certain beneficial owners and management.............. 6
Description of common stock................................................. 7
Certain relationships and related transactions.............................. 8
Market for common equity and related stockholder matters.................... 9
Executive compensation......................................................41
Changes in and disagreements with accountants on accounting and financial disclosure................................................43
Index to financial statements ..............................................44
Experts.....................................................................44
Legal matters...............................................................44


               Summary about CirTran Corporation and this offering

CirTran Corporation

           CirTran Corporation is a Nevada corporation engaged in providing a mixture of high and medium size volume turnkey manufacturing services for electronics original equipment manufacturers ("OEMs") in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. These services include providing design and new product introduction services, just- in-time delivery on low-volume to medium-volume turnkey and consignment projects, and other value-added manufacturing services. Our manufacturing processes include the following: surface mount technology, ball-grid array assembly and pin-through-hole technology, which are all methods of attaching electronic components to circuit boards; manufacturing and test engineering support and design for manufacturability; and in-circuit and functional test and full-system mechanical assembly. We also design and manufacture Ethernet cards that are used to connect computers through fiber optic networks and market these cards through an international network of distributors, value-added resellers and system integrators.

           We incorporated in Nevada in 1987 under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until the year 2000, when we effected a reverse split in our common stock, reducing our issued and outstanding shares to 116,004. In July 2000, we issued 10,000,000 shares of common stock to acquire, through our wholly-owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit Technology, Inc., a Utah corporation. The shares we issued to Circuit Technology in connection with the acquisition represented approximately 98.6% of our issued and outstanding common stock immediately following the acquisition.

           Effective August 6, 2001, we effected a 1:15 forward split and stock distribution which increased the number of our issued and outstanding shares of common stock from 10,420,067 to 156,301,005. We also increased our authorized capital from 500,000,000 to 750,000,000 shares of common stock.

     Our address is 4125 South 6000 West, West Valley City, Utah 84128, and our phone number is (801) 963- 5112.

This offering

           On November 5, 2002, we entered into an Equity Line of Credit Agreement (the "Equity Line Agreement") with Cornell Capital Partners, LP, a private investor (the "Equity Line Investor"). Subsequently, as of March 31, 2003, we agreed with the Equity Line Investor to terminate the Equity Line Agreement and to negotiate a new agreement.

           We entered into a second equity line of credit agreement (the "Second Equity Line Agreement") with the Equity Line Investor as of April 8, 2003. Under the Second Equity Line Agreement, we have the right to draw up to $5,000,000 from the Equity Line Investor against an equity line of credit (the "Equity Line"), and to put to the Equity Line Investor shares of our common stock in lieu of repayment of the draws. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of our common stock over the five trading days after the advance notice is tendered. The Equity Line Investor is required under the Second Equity Line Agreement to tender the funds requested by us within two trading days after the five-trading-day period used to determine the market price.

           Our right to make draws under the Second Equity Line Agreement terminates on the earlier of our having drawn an aggregate of $5,000,000 or April 8, 2005. The maximum amount that we can draw under the Equity Line in a single draw is $85,000, although we are not required to draw the maximum amount each time. We are entitled to make draws on the Equity Line every seven trading days. In connection with each draw, we have agreed to pay to the Equity Line Investor four percent of the amount of the draw as consideration for providing the Equity Line.


           Despite our contractual right to make draws on the equity line and put shares of our stock to the Equity Line Investor, we are also prohibited by the Second Equity Line Agreement from putting shares to the Equity Line Investor which would cause the Equity Line Investor to own in excess of 9.9% of our then-outstanding common stock. Because the volume of trading in our stock has been volatile, there can be no assurance that the Equity Line Investor will be able to sell a sufficient number of shares put to it to allow us to take full advantage of the draws. For example, as of November 6, 2003, we had approximately 310,000,000 shares of our common stock outstanding. Nine and nine-tenths percent of 310,000,000 shares is 30,690,000 shares. If the Equity Line Investor is unable to sell all of the shares we put to it in connection with draws under the Equity Line, once the number of unsold shares retained by the Equity Line Investor reaches 30,690,000, we would be unable to make draws on the Equity Line or put shares to the Equity Line Investor until it had sold additional shares into the market.

           In connection with the Second Equity Line Agreement, we granted registration rights to the Equity Line Investor, in connection with which we filed this prospectus and the registration statement of which it is a part. We are required to use our best efforts to have this registration statement and prospectus declared effective by the SEC, and we are unable to draw on the Equity Line until this registration statement has been declared effective.

           Additionally, in connection with the Second Equity Line Agreement, we issued 2,375,000 shares of common stock to the Equity Line Investor as further consideration for entering into the Second Equity Line Agreement; 125,000 shares of common stock to Westrock Advisors, Inc., ("Westrock"), who acted as a finder in connection with the Second Equity Line Agreement as compensation for its services; and 62,500 shares to Butler Gonzalez, LLP ("Butler Gonzalez"), as partial payment of legal fees in connection with the Second Equity Line Agreement.


           Through November 18, 2003, we have drawn $855,000 on the Equity Line and have issued 46,432,654 shares of our common stock in connection with draws on the Equity Line.


           The Equity Line Investor, Westrock, and Butler Gonzalez are the Selling Shareholders who will be selling the shares covered by this prospectus and the registration statement of which it is a part.

                                  Risk Factors

           In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves significant and substantial risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks Related to Our Operations

We have a history of operating losses and we expect to continue to generate losses, which could have a material adverse impact on our ability to operate profitably.


           Our expenses are currently greater than our revenues. Our accumulated deficit was $17,171,377 and $15,230,302 at September 30, 2003, and December 31, 2002, respectively. Our net loss from operations for the nine months ended September 30, 2003, and the year ending December 31, 2002, were $724,858 and $2,149,810, respectively. Although our gross profit margin has improved over the last two years, and our level of sales has increased during the last year, our ability to operate profitably depends on our ability to increase our sales further and achieve sufficient gross profit margins for sustained growth. We can give no assurance that we will be able to increase our sales sufficiently to enable us to operate profitably, which could have a material adverse impact on our business.


Our current liabilities exceed our current assets by a significant amount, and we may not continue as a going concern.


           Our financial statements indicate a trend of an increasingly larger excess of current liabilities over current assets. Our current liabilities exceeded our current assets by the following amounts as of the dates indicated:
$5,664,395 as of December 31, 2000; $7,832,259 as of December 31, 2001;
$4,490,623 at December 31 2002; and by $5,664,754 at September 30, 2003. This
trend raises substantial doubt about our ability to continue as a going concern. Unless we obtain additional financing through operations, investment capital or otherwise, there is significant doubt we will be able to meet our obligations as they come due and will be unable to execute our long-term business plans.


The "going concern" paragraph in the reports of our independent public accountants for the years ended December 31, 2002, 2001, 2000, and 1999 raises doubts about our ability to continue as a going concern.

           The independent public accountants' reports for our financial statements for the years ended December 31, 2002, 2001, 2000, and 1999 include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This may have an adverse effect on our ability to obtain financing for our operations and to further develop and market our products.

Our volume of sales has decreased significantly over the last two years, and there is no guarantee that we will be able to increase sales. This decrease in sales volume could have a material adverse impact on our ability to operate our business profitably.

           Our sales volume has increased in year ending 2002 as compared to the year ending 2001. Our sales volumes for the last three years have changed as indicated by the following levels of net sales for the periods indicated:
$6,373,096 for the year ending December 31, 2000; $1,870,848 for the year ended December 31, 2001; and $2,299,668 for the year ended December 31, 2002. On an annualized basis, this trend indicates a 64% decrease in sales from 2000 through the year ended December 31, 2002. Even though our gross profit has improved substantially during the same period, unless we are successful in increasing both sales and net profit margins, there is significant doubt that we will be able to continue as a going concern.

We need to raise additional capital but, due to our current financial situation, we may not be able to do so. If we are unable to raise sufficient capital to finance our operations, we may not be able to continue as a going concern.


           As of September 30, 2003, our monthly operating costs and interest expenses averaged approximately $240,000 per month. As income from operations is not sufficient to meet these expenses, we must depend on other sources of capital to fund our operations. We have operated without a line of credit since February 2000, and it is unlikely that we will be able, in our current financial condition, to obtain additional debt financing; and if we did acquire more debt, we would have to devote additional cash flow to pay the debt and secure the debt with assets. Therefore, we likely will have to rely on equity financing to meet our anticipated capital needs. We recently entered into a private equity line of credit to provide financing, but the funds available may not be sufficient to sustain our operations beyond June 30, 2005. There can be no assurances that we will be successful in obtaining additional capital. If we issue additional shares in connection with debt or equity financing, this will serve to dilute the value of our common stock and existing shareholders' positions. If we are unsuccessful in obtaining additional funding to finance our operations, there is serious doubt that we will be able to continue as a going concern, and we may be forced to seek the protection of the bankruptcy laws.


We have significant short-term debt which we are not currently able to fully service, which could impair our ability to continue as a going concern.


           As of September 30, 2003, we have significant short-term debt, including approximately $1 ,414,941 in accounts payable, $830,957 in demand notes due certain of our shareholders and related parties, and $3,450,949 in accrued liabilities, over half of which consist of delinquent federal and state payroll taxes (see "Legal Proceedings"). We are currently not able to fully service this debt. We are attempting to negotiate forbearance agreements with many of our creditors and to restructure our short-term debt. There can be no assurance that we will be successful in these efforts.


           There is substantial risk, therefore, that the existence and extent of the debt obligations could adversely affect our business, operations and financial condition, and we may be forced to curtail our operations, sell part or all of our assets, or seek protection under bankruptcy laws. Additionally, there is substantial risk that our vendors could bring lawsuits to collect the unpaid amounts. In the event of lawsuits of this type, if we are unable to negotiate settlements or satisfy our obligations, we could be forced into bankruptcy.

We have accrued delinquent payroll tax liabilities that we are currently not able to fully pay, which could result in the Internal Revenue Service's pursuing statutory foreclosure proceedings against us.

           We have accrued delinquent payroll tax liabilities of approximately $2.07 million and have not yet come to a final resolution of a payment schedule with respect to most of this amount. Though we are attempting to negotiate settlement with respect to this amount, there can be no assurance that we will be successful in those negotiations or that, if successful, we will be able to service any payment obligations which may result from such settlement. If we are unsuccessful, the Internal Revenue Service could instigate foreclosure proceedings against us pursuant to the Service's rules and regulations.

We are involved in numerous legal proceedings that may give rise to significant liabilities, which could impair our ability to continue as a going concern.

           We are involved in numerous legal proceedings, many of which have filed lawsuits and have obtained judgments against us. (See "Legal Proceedings.") We are currently attempting to negotiate with each of these claimants to settle the claims against CirTran, although in many cases, we have not yet reached final settlements. There can be no assurance that we will be successful in those negotiations or that, if successful, we will be able to service any payment obligations which may result from such settlements.

           There is substantial risk, therefore, that the existence and extent of these liabilities could adversely affect our business, operations and financial condition, and we may be forced to curtail our operations, sell part or all of our assets, or seek protection under bankruptcy laws. Additionally, there is substantial risk that our vendors could expand their collection efforts to collect the unpaid amounts. If they undertake significant collection efforts, if we are unable to negotiate settlements or satisfy our obligations, we could be forced into bankruptcy.

We are dependent on the continued services of our President, and the untimely death or disability of Iehab Hawatmeh could have a serious adverse effect upon our company.

           We view the continued services of our president, Iehab Hawatmeh, as critical to the success of our company. Though we have an employment agreement with Mr. Hawatmeh (see "Executive Compensation"), and a key-man life insurance policy, the untimely death or disability of Mr. Hawatmeh could have a serious adverse affect on our operations.

We have a limited product offering, and some of our key technologies are still in the product development stage, which could have a material adverse impact on our ability to generate revenues from operations.


           We are a full-service contract electronics manufacturer servicing OEMs in the following industries: communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semi-conductor. We conduct our operations through two main divisions: circuit board manufacturing and assembly, and Ethernet card design and manufacture. Presently, there are a limited number of commercially available applications or products incorporating our technologies. For us to be ultimately successful, sales from these product offerings must be substantially greater. An additional element of our business strategy is to achieve revenues through appropriate strategic alliances, co-development arrangements, and license arrangements with third parties. There can be no assurance that these collaboration and license agreements will generate material revenues for our business in the future.


Risks Related to Our Industry

The variability of customer requirements in the electronics industry could adversely affect our results of operations.

           Electronic manufacturing service providers must provide increasingly rapid turnaround time for their OEM customers. We do not obtain firm, long-term purchase commitments from our customers and have experienced a demand for reduced lead-times in customer orders. Our customers may cancel their orders, change production quantities or delay design and production for several factors. Cancellations, reductions or delays by a customer or group of customers could adversely affect our results of operations. Additional factors that affect the electronics industry and that could have a material adverse effect on our business include the inability of our customers to adapt to rapidly changing technology and evolving industry standards and the inability of our customers to develop and market their products. If our customers' products become obsolete or fail to gain commercial acceptance, our results of operations may be materially and adversely affected.

Our customer mix and base fluctuates significantly, and responding to these fluctuations could cause us to lose business or have delayed revenues, which could have a material adverse impact on our business.


           The majority of our revenue is generated from our contract manufacturing services. Our customers include electronics, telecommunications, networking, automotive, gaming, and medical device OEMs that contract with us for the manufacture of specified quantities of products at a particular price and during a relatively short period of time. As a result, the mix and number of our clients varies significantly from time to time. Responding to the fluctuations and variations in the mix and number of our clients can cause significant time delays in the operation of our business and the realization of revenues from our clients. These delays could have a material adverse impact on our business.

Our industry is subject to rapid technological change. If we are not able to adequately respond to changes, our services may become obsolete or less competitive and our operating results may suffer.

           We may not be able, especially given our lack of financial resources, to effectively respond to the technological requirements of a changing market, including the need for substantial additional capital expenditures that may be required as a result of these changes. The electronics manufacturing services industry is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities and successfully anticipate or respond to technological changes on a cost-effective and timely basis. In addition, our industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete.


There may be shortages of required components which could cause us to curtail our manufacturing or incur higher than expected costs.

           Component shortages or price fluctuations in such components could have an adverse effect on our results of operations. We purchase the components we use in producing circuit board assemblies and other electronic manufacturing services and we may be required to bear the risk of component price fluctuations. In addition, shortages of electronic components have occurred in the past and may occur in the future. These shortages and price fluctuations could potentially have an adverse effect on our results of operations.

Risks Related to the Offering

Holders of CirTran common stock are subject to the risk of additional and substantial dilution to their interests as a result of the issuances of common stock in connection with the Equity Line.

           The following table describes the number of shares of common stock that would be issuable, assuming that the full remaining amount of the Second Equity Line had been put to the Equity Line Investor (irrespective of the availability of registered shares), and further assuming that the applicable conversion or exercise prices at the time of such conversion or exercise were the following amounts:



                                                 Shares
   Hypothetical Conversion                 issuable upon puts
            Price                             aggregating

                                             $4,145,000

            $0.01                             414,500,000
            $0.02                             207,250,000
            $0.03                             138,166,667
            $0.04                             103,625,000
            $0.05                              82,900,000
            $0.10                              41,450,000
            $0.15                              27,633,333
            $0.25                              16,580,000
            $0.50                               8,290,000



           Given the formulas for calculating the shares to be issued under the Equity Line, there effectively is no limitation on the number of shares of common stock which may be issued in connection with a put under the Equity Line, except for the number of shares registered under this prospectus and the registration statement of which it is a part. If the market price of the common stock decreases, the number of shares of common stock issuable in connection with the Equity Line will increase and, accordingly, the aggregate amount of draws under the Equity Line will decrease. Accordingly, despite our right to draw up to an aggregate of $5,000,000 under the Second Equity Line Agreement, we may run out of shares registered under this prospectus and the registration statement of which it is a part to issue to the Equity Line Investor in connection with our draws. The following table demonstrates the correlation between share price decline and decreases in aggregate draw amounts available, given the maximum 250,000,000 shares of common stock registered under this prospectus and the registration statement of which it is a part for issuance in connection with draws on the Equity Line:



                                                                                 Maximum draws available, up to
                                         Shares issuable upon puts, up to a                $5,000,000
    Hypothetical Conversion Price              maximum of 250,000,000
   ---------------------------------   ----------------------------------------  --------------------------------
                $0.01                               250,000,000                            $2,500,000
                $0.02                               250,000,000                            $5,000,000
                $0.03                               166,666,667                            $5,000,000
                $0.04                               125,000,000                            $5,000,000
                $0.05                               100,000,000                            $5,000,000
                $0.10                                50,000,000                            $5,000,000
                $0.15                                33,333,333                            $5,000,000
                $0.25                                20,000,000                            $5,000,000
                $0.50                                10,000,000                            $5,000,000



Our issuances of shares under the Equity Line likely will result in overall dilution to market value and relative voting power of previously issued common stock, which could result in substantial dilution to the value of shares held by shareholders prior to sales under this prospectus.

           The issuance of common stock in connection with the draws under the Equity Line may result in substantial dilution to the equity interests of holders of CirTran common stock other than the Equity Line Investor. Specifically, the issuance of a significant amount of additional common stock will result in a decrease of the relative voting control of our common stock issued and outstanding prior to the issuance of common stock in connection with the Equity Line. Furthermore, public resales of our common stock by the Equity Line Investor following the issuance of common stock in connection with the Equity Line likely will depress the prevailing market price of our common stock. Even prior to the time of actual conversions, exercises and public resales, the market "overhang" resulting from the mere existence of our obligation to honor such conversions or exercises could depress the market price of our common stock.

Existing shareholders likely will experience increased dilution with decreases in market value of common stock in relation to our issuances of shares under the Equity Line, which could have a material adverse impact on the value of their shares.

           The formula for determining the number of shares of common stock to be issued under the Equity Line is based, in part, on the market price of the common stock and is equal to the lowest closing bid price of our common stock over the five trading days after the put notice is tendered by us to the Equity Line Investor. As a result, the lower the market price of our common stock at and around the time we put shares under the Equity Line, the more shares of our common stock the Equity Line Investor receives. Any increase in the number of shares of our common stock issued upon puts of shares as a result of decreases in the prevailing market price would compound the risks of dilution described in the preceding paragraph.

As a result of our net tangible book deficit, the Equity Line Investor will experience immediate and substantial dilution to its holdings as a result of the issuances of common stock in connection with the Equity Line.


           The net proceeds from the Equity Line could potentially exceed our net tangible book deficit of $5,047,404 at September 30, 2003. Accordingly, the Equity Line Investor will experience immediate and substantial dilution between approximately $0.0103 to $0.2508 per share, or approximately 100.31% to 103.11% of the estimated average conversion price of $0.01 to $0.25. The dilution at various estimated average conversion prices is as follows:




              Estimated Average Conversion
                          Price                     Dilution Per Share         Percent Dilution Per Share
             --------------------------------   ------------------------   --------------------------------
                          $0.01 (1)                      $0.0103                         103.11%
                          $0.02                          $0.0205                         102.26%
                          $0.03                          $0.0305                         101.78%
                          $0.04                          $0.0406                         101.47%
                          $0.05                          $0.0506                         101.25%
                          $0.10                          $0.1007                         100.71%
                          $0.15                          $0.1508                         100.50%
                          $0.25                          $0.2508                         100.31%




(1) At this conversion price, the Company would be required to register additional shares to receive the maximum proceeds available under the Equity Line.

There is an increased potential for short sales of our common stock due to the sales of shares put to the Equity Line Investor in connection with the Equity Line, which could materially effect the market price of our stock.

           Downward pressure on the market price of our common stock that likely will result from sales of our common stock by the Equity Line Investor issued in connection with a put under the Equity Line could encourage short sales of common stock by the Equity Line Investor. A "short sale" is defined as the sale of stock by an investor that the investor does not own. Typically, investors who sell short believe that the price of the stock will fall, and anticipate selling at a price higher than the price at which they will buy the stock. Significant amounts of such short selling could place further downward pressure on the market price of our common stock.

The restrictions on the extent of puts may have little if any effect on the adverse impact of our issuance of shares under the Equity Line, and as such, the Equity Line Investor may sell a large number of shares, resulting in substantial dilution to the value of shares held by our existing shareholders.

           We are prohibited from putting shares to the Equity Line Investor under the Equity Line if such put would result in that investor holding more than 9.9% of the then outstanding common stock. These restrictions, however, do not prevent the Equity Line Investor from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put. In this way, the Equity Line Investor could sell more than 9.9% of the outstanding common stock in a relatively short time frame while never holding more than 9.9% at one time.

The trading market for our common stock is limited, and investors who purchase shares from the Equity Line Investor may have difficulty selling their shares.

           The public trading market for our common stock is limited. On July 15, 2002, our common stock was listed on the OTC Bulletin Board. Nevertheless, an established public trading market for our common stock may never develop or, if developed, it may not be able to be sustained. The OTCBB is an unorganized, inter-dealer, over-the- counter market that provides significantly less liquidity than other markets. Purchasers of our common stock therefore may have difficulty selling their shares should they desire to do so.

The selling shareholders may sell common stock at any price or time, which could result in a decrease in the market price of our common stock and a resulting decrease in the value of shares held by existing shareholders.

           Upon effectiveness of this registration statement, the Equity Line Investor may offer and sell the shares of common stock received in connection with puts under the Second Equity Line Agreement at a price and time determined by the Equity Line Investor. The other Selling Shareholders similarly may sell the shares they received in connection with the Second Equity Line Agreement at prices and times determined by them. The timing of sales and the price at which the shares are sold by the Selling Shareholders could have an adverse effect upon the public market for our common stock. Although the Equity Line Investor is a statutory underwriter, there is no independent or third-party underwriter involved in the offering of the shares held by or to be received by the Equity Line Investor, and there can be no guarantee that the disposition of those shares will be completed in a manner that is not disruptive to the market for our common stock.

We may be unable to continue to make draws or put shares to the Equity Line Investor if the trading volume in our stock is not sufficient to allow the Equity Line Investor to sell the shares put to it.

           Despite our contractual right to make draws on the equity line and sell shares of our stock to the Equity Line Investor, we are also prohibited by the Second Equity Line Agreement from drawing down on the Equity Line to the extent any put would cause the Equity Line Investor to own in excess of 9.9% of our then-outstanding common stock. Because the volume of trading in our stock has been volatile, there can be no assurance that the Equity Line Investor will be able to sell a sufficient number of shares put to it to allow us to take full advantage of the draws.


           For example, as of November 6, 2003, we had approximately 310,000,000 shares of our common stock outstanding. Nine and nine-tenths percent of 310,000,000 shares is 30,690,000 shares. As of November 18, 2003, our average daily trading volume was approximately 2,500,000 shares traded per day. A hypothetical draw of $85,000, the maximum amount we are entitled to draw under the Second Equity Line Agreement, as of November 18, 2003, would result in the issuance of approximately 4,250,000 shares of our common stock. It likely would take the Equity Line Investor longer than the 7 trading days we are required to wait between puts to sell 4,250,000 shares.

           If the Equity Line Investor is unable to sell all of the shares it receives in connection with draws under the Equity Line, once the number of unsold shares retained by the Equity Line Investor reaches 9.9% of the then-outstanding shares of our common stock, we would be unable to make draws on the Equity Line until the Equity Line Investor had sold additional shares into the market. Alternatively, our waiting to make subsequent draws on the Equity Line until the Equity Line Investor has sold all the shares it receives pursuant to puts will result in a delay in our access to the capital available under the Second Equity Line Agreement. These restrictions on our access to the capital available under the Second Equity Line Agreement could have a material adverse effect on our operations.


It may be more difficult for us to raise funds in subsequent stock offerings as a result of the sales of our common stock by the Equity Line Investor in this offering.

           As noted above, sales by the Equity Line Investor likely will result in substantial dilution to the holdings and interest of current and new shareholders. Additionally, as noted above, the volume of shares sold by the Equity Line Investor could depress the market price of our stock. These factors could make it more difficult for us to raise additional capital through subsequent offerings of our common stock, which could have a material adverse effect on our operations.

Our common stock is considered a penny stock. Penny stocks are subject to special regulations, which may make them more difficult to trade on the open market.

           Securities in the OTC market are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges. In addition, accurate price quotations are also more difficult to obtain. The trading market for our common stock is subject to special regulations governing the sale of penny stock.

           A "penny stock," is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. However, an equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions:


     o the equity security is listed on Nasdaq or a national securities exchange;

     o the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000; or

     o the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least $2,000,000.


           If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Exchange Act, which relates to non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

           Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

The price of our common stock is volatile, and an investor may not be able to resell our shares at or above the purchase price.

           In recent years, the stock market in general, and the OTC Bulletin Board and the securities of technology companies in particular, has experienced extreme price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of operating results.

There may be additional unknown risks which could have a negative effect on us and our business.

           The risks and uncertainties described in this section are not the only ones facing CirTran. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the foregoing risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline.

                                 Use of Proceeds

           All of the shares of common stock issued in connection with the Equity Line, if and when sold, are being offered and sold by the Selling Shareholders or their pledgees, donnees, transferees, or other successors in interest. We will not receive any proceeds from those sales.

           We intend to use the proceeds from our draws on the Equity Line for funding the acquisition of raw materials needed for increased production, repayment of a portion of our outstanding indebtedness, and general corporate purposes and working capital.

                         Determination of Offering Price

           The Selling Shareholders may sell our common stock at prices then prevailing or related to the then current market price, or at negotiated prices. The offering price may have no relationship to any established criteria or value, such as book value or earnings per share. Additionally, because we have not generated any profits for several years, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets we own. No valuation or appraisal has been prepared for our business or possible business expansion.

                             DESCRIPTION OF BUSINESS


           We are a full-service contract electronics manufacturer servicing original equipment manufactures ("OEMs") in the following industries: communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semi-conductor. We conduct our operations through two main divisions: circuit board manufacturing and assembly, and Ethernet card design and manufacture.


Industry Background


           The contract electronics manufacturing industry specializes in providing the program management, technical and administrative supports and manufacturing expertise required to take an electronic product from the early design and prototype stages through volume production and distribution. The goal is to provide a quality product, delivered on time and at the lowest cost, to the OEM. This full range of services gives an OEM the opportunity to avoid large capital investments in plant, inventory, equipment, and staffing, and to concentrate instead on innovation, design, and marketing. Customersusing our contract electronics manufacturing services, can improve the return on their investment, with greater flexibility in responding to market demands and exploiting new market opportunities.

           We believe two important trends have developed in the contract electronics manufacturing industry. First, OEMs increasingly require contract manufacturers to provide complete turnkey manufacturing and material handling services, rather than working on a consignment basis, where the OEM supplies all materials and the contract manufacturer supplies only labor. Turnkey contracts involve design, manufacturing, and engineering support, the procurement of all materials, and sophisticated in-circuit and functional testing and distribution. The manufacturing partnership between OEMs and contract manufacturers involves an increased use of "just-in-time" inventory management techniques which minimize an OEM's investment in component inventories, personnel, and related facilities, thereby reducing costs.

           A second trend in the industry has been the increasing shift from pin-through-hole, or PTH, to surface mount technology, or SMT, interconnection technologies. SMT and PTH printed circuit board assemblies are printed circuit boards on which various electronic components, such as integrated circuits, capacitors, microprocessors, and resistors are mounted. These assemblies are key functional elements of many types of electronic products. PTH technology involves the attachment of electronic components to printed circuit boards with leads or pins that are inserted into pre-drilled holes in the boards. The pins are then soldered to the electronic circuits. The drive for increasingly greater functional density has resulted in the emergence of SMT, which eliminates the need for holes and allows components to be placed on both sides of a printed circuit. SMT requires expensive, highly automated assembly equipment and significantly more operational expertise than PTH technology. We believe the shift to SMT from PTH technology has increased the use of contract manufacturers by OEMs seeking to avoid the significant capital investment required for development and maintenance of SMT expertise.


Electronics Assembly and Manufacture

           Approximately 80% of our revenues are generated by our electronics assembly activities, which consist primarily of the placement and attachment of electronic and mechanical components on printed circuit boards and flexible (i.e., bendable) cables. We also assemble higher-level sub-systems and systems incorporating printed circuit boards and complex electromechanical components that convert electrical energy to mechanical energy, in some cases manufacturing and packaging products for shipment directly to our customers' distributors. In addition, we provide other manufacturing services, including refurbishment and remanufacturing. We manufacture on a turnkey basis, directly procuring any of the components necessary for production where the OEM customer does not supply all of the components that are required for assembly. We also provide design and new product introduction services, just-in-time delivery on low to medium volume turnkey and consignment projects and projects that require more value-added services, and price-sensitive, high-volume production. Our goal is to offer customers significant competitive advantages that can be obtained from manufacturing outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management and increased purchasing power.

Ethernet Technology

           Through our subsidiary, Racore Technology Corporation ("Racore"), we design, manufacture, and distribute Ethernet cards. These components are used to connect computers through fiber optic networks. In addition, we produce private label, custom designed networking products and technologies on an OEM basis. Our products serve major industrial, financial, and telecommunications companies worldwide. We market our products through an international network of distributors, value added resellers, and systems integrators who sell, install, and support our entire product catalogue.

           Additionally, we have established, and continue to seek to establish, key business alliances with major multinational companies in the computing and data communications industries for which we produce private label, custom designed networking products and technologies on an OEM basis. These alliances generally require that Racore either develop custom products or adapt existing Racore products to become part of the OEM customer's product line. Under a typical contract, Racore provides a product with the customer's logo, packaging, documentation, and custom software and drivers to allow the product to appear unique and proprietary to the OEM customer. Contract terms generally provide for a non-recurring engineering charge for the development and customization charges, together with a contractual commitment for a specific quantity of product over a given term.


           In June 2001, Racore received a $225,000 order for specially-designed Ethernet cards for a federal law enforcement agency. In September 2001, Racore submitted a bid for business with the same agency that, if accepted, would have resulted in a contract valued at over $2.0 million over three years. This bid was ultimately not accepted, but Racore remains committed to actively pursuing government contracts for its Ethernet card technology. These contracts are generally awarded in September of each year, the last month of the government's fiscal year. In February of 2003, Racore received additional orders from GTSI Corp., a leading business to government (B2G) provider of information technology solutions to the Department of Defense and Federal, State and Local Governments worldwide, for another government agency in the amount of $40,000. Racore is continually pursuing contacts with additional government agencies. In August of 2003, Racore received an order from the United States Air Force for over $13,000. Further, Racore expects to receive additional orders through 2003 and into 2004.

Market and Business Strategy

           Our goal is to benefit from the increased market acceptance of, and reliance upon, the use of manufacturing specialists by many electronics OEMs. We believe the trend towards outsourcing manufacturing will continue. OEMs utilize manufacturing specialists for many reasons including the following:



     o To Reduce Time to Market. Due to intense competitive pressures in the electronics industry, OEMs are faced with increasingly shorter product life-cycles and, therefore, have a growing need to reduce the time required to bring a product to market. We believe OEMs can reduce their time to market by using a manufacturing specialist's manufacturing expertise and infrastructure.

     o To Reduce Investment. The investment required for internal manufacturing has increased significantly as electronic products have become more technologically advanced and are shipped in greater unit volumes. We believe use of manufacturing specialists allows OEMs to gain access to advanced manufacturing capabilities while substantially reducing their overall resource requirements.

     o To Focus Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs are focusing their resources on activities and technologies which add the greatest value to their operations. By offering comprehensive electronics assembly and related manufacturing services, we believe manufacturing specialists allow OEMs to focus on their own core competencies such as product development and marketing.

     o To Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise to manufacture products internally. We believe OEMs are motivated to work with a manufacturing specialist to gain access to the specialist's expertise in interconnect, test and process technologies.

     o To Improve Inventory Management and Purchasing Power. Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life-cycles, large required investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. OEMs can reduce production costs by using a manufacturing specialist's volume procurement capabilities. In addition, a manufacturing specialist's expertise in inventory management can provide better control over inventory levels and increase the OEM's return on assets.

           An important element of our strategy is to establish partnerships with major and emerging OEM leaders in diverse segments across the electronics industry. Due to the costs inherent in supporting customer relationships, we focus our efforts on customers with which the opportunity exists to develop long-term business partnerships. Our goal is to provide our customers with total manufacturing solutions for both new and more mature products, as well as across product generations.

           Another element of our strategy is to provide a complete range of manufacturing management and value-added services, including materials management, board design, concurrent engineering, assembly of complex printed circuit boards and other electronic assemblies, test engineering, software manufacturing, accessory packaging and post- manufacturing services. We believe that as manufacturing technologies become more complex and as product life cycles shorten, OEMs will increasingly contract for manufacturing on a turnkey basis as they seek to reduce their time to market and capital asset and inventory costs. We believe that the ability to manage and support large turnkey projects is a critical success factor and a significant barrier to entry for the market it serves. In addition, we believe that due to the difficulty and long lead-time required to change manufacturers, turnkey projects generally increase an OEM's dependence on its manufacturing specialist, which can result in a more stable customer base.

Suppliers; Raw Materials


           Our sources of components for our electronics assembly business are either manufacturers or distributors of electronic components. These components include passive components, such as resisters, capacitors and diodes, and active components, such as integrated circuits and semi-conductors. Our suppliers include Siemens, Muriata-Erie, Texas Instruments, Fairchild, Harris, and Motorola. Distributors from whom we obtain materials include Avnet, Future Electronics, Arrow Electronics, Digi-key, and Force Electronics. Although we have experienced shortages of various components used in our assembly and manufacturing processes, we typically hedge against such shortages by using a variety of sources and, to the extent possible, by projecting our customer's needs.


Research and Development

           During 2002 and 2001, CirTran Corporation spent approximately $43,272 and $159,271, respectively, on research and development of new products and services. The costs of that research and development were paid for by our customers. In addition, during the same periods, our subsidiary, Racore, spent approximately $45,000 and $148,287, respectively. None of Racore's expenses were paid for by its customers. We remain committed, particularly in the case of Racore, to continuing to develop and enhance our product line as part of our overall business strategy.

Sales and Marketing


           Historically, we have had substantial recurring sales from existing customers, and continue to seek out new customers to generate increased sales. We treat sales and marketing as an integrated process involving direct salespersons and project managers, as well as senior executives. We also use independent sales representatives in certain geographic areas.

           During a typical sale process, a customer provides us with specifications for the product it wants, and we develop a bid price for manufacturing a minimum quantity that includes manufacture engineering, parts, labor, testing, and shipping. If the bid is accepted, the customer is required to purchase the minimum quantity, and additional product is sold through purchase orders issued under the original contract. Special engineering services are provided at either an hourly rate or at a fixed contract price for a specified task.


           In 2002, 94% of our net sales were derived from pre-existing customers, whereas during the year ended December 31, 2001, over 97% of our net sales were derived from customers that were also customers during 2000. Historically, a small number of customers accounted for a significant portion of our net sales. In 2002 our three largest customers accounted for approximately 45% of our total sales. However in 2001 no single customer accounted for more than 10% of our total sales. During the year ended December 31, 2000, our largest customer, Osicom Technology and its successor, Entrada Networks, Inc., accounted for 30% of consolidated net sales. We no longer do business with Entrada Networks, Inc.


           During 2001 and 2002, we operated without a line of credit and many of our vendors stopped credit sales of components used by us in the manufacturing of products, thus hampering our ability to attract and retain turnkey customer business. In addition, although our sales in 2002 were higher than in 2001, financial constraints experienced in 2001 and 2002 mandated a reduction in our general work force, which experienced a 50% reduction in size. These factors, as well as general economic conditions during the second half of 2002, resulted in a significant decrease in sales during 2002.

           Backlog consists of contracts or purchase orders with delivery dates scheduled within the next twelve months. At December 31, 2002, our backlog was approximately $450,000. As of November 18, 2003, our backlog had increased to $590,000.


           In September and October 2001, we issued several press releases relating to:

                     - Our "partnership with an offshore Malaysian entity . . . expects to commence bidding for multi-million dollar contracts through this entity in the very near future" in our September 19, 2001 press release;

                     - InterMotive Products and the "two contracts for new products and the vehicle orders that are "projected to blossom into a million dollar contract manufacturing opportunity" for CirTran in our October 10, 2001 press release; and


                     - The "implementation of . . . [new] software . . . bring CirTran the potential for multi-million dollar revenue relationships" in our October 16, 2001 press release.


           We entered into the partnership with the Malaysian entity outlined in the September 19, 2001, press release, to enable us to submit more competitive bids for larger production contracts. The Company also implemented the software referenced in the October 16, 2001, press release to enable us to bid more competitively for larger contracts. Through December 31, 2002, in connection with the relationship with the Malaysian entity, we bid on large-scale contracts ranging from approximately $2 million to $4 million. Although we feel that our relationship with the Malaysian entity will enable us to continue to bid competitively for the larger contracts, to date we have been unsuccessful at being selected as a supplier on any of the larger bids we submitted.

           Nevertheless, management feels that the Company's continued involvement in these relationships enables the Company to continue to bid competitively for these larger bids.

           In December 2002, CirTran and SVI, an independent electronic manufacturing service company based in Thailand, announced a manufacturing accord. The two companies will work together to support mutual customers from product design to volume manufacturing. Under the agreement, both parties will work jointly as each other's respective vendor and/or partner on pursuing business contracts in the United States utilizing both parties' resources providing the contract manufacturing of electronics.

           With respect to the contracts with Intermotive, Inc. ("Intermotive"), referenced in the October 10, 2001, press release, through December 31, 2002, we had entered into purchase orders with Intermotive ranging from approximately $4,607 to $34,077. The Company's relationship with Intermotive remains productive, and management believes that this relationship should continue to produce revenue for the Company, although there can be no guarantee that Intermotive will continue to order from us or that any future orders will be substantial.

           In the last quarter of 2001 and into 2002, we also took steps to increase our sales volume by adding three new sales representatives, hiring a sales manager, implementing software to access databases containing potential new customers and sales opportunities, and continuing our efforts to improve our competitive position by installing additional surface-mount technology equipment that had previously been at our Colorado location and by seeking ISO (International Organization for Standardization) 9002 certification, which we hope to obtain by the end of 2003. This certification would allow us to ensure to prospective customers that we comply with internationally-recognized quality production standards.


           In February 2003, CirTran received Certification Approval under the Joint Certification Program ("JCP") from the United States/Canada Joint Certification Office, Defense Logistics Information Service. Certification under the JCP establishes the eligibility of a U.S. or Canadian contractor to receive technical data governed, in the U.S. by Department of Defense ("DoD") directive 5230.25 and, in Canada, by the Technical Data Control Regulations ("TDCR"). We feel JCP benefits the U.S. and Canadian defense and high technology industries by facilitating their continued access to unclassified technical data disclosing critical technology in the possession of, or under the control of the U.S. DoD or the Canadian Department of National Defense ("DND"). This is an important recognition for CirTran and is consistent with our efforts to expand our revenue opportunities. Our approved access to technologies in the U.S. DoD and the Canadian DND will allow us to support the commercial activities of the broad range of manufacturers working with both governments.


Material Contracts and Relationships

           We generally use form agreements with standard industry terms as the basis for our contracts with our customers. The form agreements typically specify the general terms of our economic arrangement with the customer (number of units to be manufactured, price per unit and delivery schedule) and contain additional provisions that are generally accepted in the industry regarding payment terms, risk of loss and other matters. We also use a form agreement with our independent marketing representatives that features standard terms typically found in such agreements.

Competition

           The electronic manufacturing services industry is large and diverse and is serviced by many companies, including several that have achieved significant market share. Because of our market's size and diversity, we do not typically compete for contracts with a discreet group of competitors. We compete with different companies depending on the type of service or geographic area. Certain of our competitors may have greater manufacturing, financial, research and development and marketing resources. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally.

           We believe that the primary basis of competition in our targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services and price. To remain competitive, we must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price.

Regulation

           We are subject to typical federal, state, and local regulations and laws governing the operations of manufacturing concerns, including environmental disposal, storage and discharge regulations and laws, employee safety laws and regulations, and labor practices laws and regulations. We are not required under current laws and regulations to obtain or maintain any specialized or agency-specific licenses, permits, or authorizations to conduct our manufacturing services. Other than as discussed in "Legal Proceedings" concerning delinquent payroll taxes, we believe we are in substantial compliance with all relevant regulations applicable to our business and operations.


Employees

           We employ 51 persons, 4 in administrative positions, 3 in engineering and design, 42 in clerical and manufacturing, and 2 in sales.

Corporate Background

           Our core business was commenced by Circuit Technology, Inc. ("Circuit"), in 1993 by our president, Iehab Hawatmeh. Circuit enjoyed increasing sales and growth in the subsequent five years, going from $2.0 million in sales in 1994 to $15.4 million in 1998, leading to the purchase of two additional SMT assembly lines in 1998 and the acquisition of Racore Computer Products, Inc., in 1997. During that period, Circuit hired additional management personnel to assist in managing its growth, and Circuit executed plans to expand its operations by acquiring a second manufacturing facility in Colorado. Circuit subsequently determined in early 1999, however, that certain large contracts that accounted for significant portions of our total revenues provided insufficient profit margins to sustain the growth and resulting increased overhead. Furthermore, internal accounting controls then in place failed to apprise management on a timely basis of our deteriorating financial position. During the last several years, we have experienced significant losses, including $4,179,654 in 2000, $2,933,084 in 2001, and $2,149,810 in 2002.

           We were incorporated in Nevada in 1987, under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until July 1, 2000, when we issued a total of 10,000,000 shares of our common stock (150,000,000 of our shares as presently constituted) to acquire, through our wholly-owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit.

           In 1987, Vermillion Ventures, Inc. filed an S-18 registration statement with the United States Securities and Exchange Commission ("SEC") but did not at that time become a registrant under the Securities Exchange Act of 1934 ("1934 Act"). From 1989 until 2000, Vermillion did not make any filings with the SEC under the 1934 Act. In July 2000, we commenced filing regular annual, quarterly, and current reports with the SEC on Forms 10-KSB, 10-QSB, and 8-K, respectively, and have made all filings required of a public company since that time. In February 2001, we filed a Form 8-A with the SEC and became a registrant under the 1934 Act. We may be subject to certain liabilities arising from the failure of Vermillion to file reports with the SEC from 1989 to 1990, but we believe these liabilities are minimal because there was no public market for the common shares of Vermillion from 1989 until the third quarter of 1990 (when our shares began to be traded on the Pink Sheets .


           On August 6, 2001, we effected a 1:15 forward split and stock distribution which increased the number of our issued and outstanding shares of common stock from 10,420,067 to 156,301,005. We also increased our authorized capital from 500,000,000 to 750,000,000 shares.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview


           We provide a mixture of high- and medium-sized volume turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole, and custom injection molded cabling for leading electronics OEMs in the communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semiconductor industries. Our services include pre-manufacturing, manufacturing, and post-manufacturing services. Through our subsidiary, Racore Technology Corporation, we design and manufacture Ethernet technology products. Our goal is to offer customers the significant competitive advantages that can be obtained from manufacture outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management, and increased purchasing power.


Significant Accounting Policies

           Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the Notes to the Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of our Financial Statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

           Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. These principles require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Estimated amounts may differ under different assumptions or conditions, and actual results could differ from the estimates.

           Revenue Recognition

           Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment. Returns for defective items are repaired and sent back to the customer. Historically, expenses experienced with such returns have not been significant and have been recognized as incurred.

           Inventories

           Inventories are stated at the lower of average cost or market value. Costs include labor, material and overhead costs. Overhead costs are based on indirect costs allocated among cost of sales, work-in-process inventory and finished goods inventory. Indirect overhead costs have been charged to cost of sales or capitalized as inventory based on management's estimate of the benefit of indirect manufacturing costs to the manufacturing process.

           When there is evidence that the inventory's value is less than original cost, the inventory is reduced to market value. The Company determines market value on current resale amounts and whether technological obsolescence exists. The Company has agreements with most of its customers that require the customer to purchase inventory items related to their contracts in the event that the contracts are cancelled. The market value of related inventory is based upon those agreements

           The Company typically orders inventory on a customer-by-customer basis. In doing so the Company enters into binding agreements that the customer will purchase any excess inventory after all orders are complete. Almost 80% of the total inventory is secured by these agreements.

           Checks Written in Excess of Cash in Bank


           Historically, banks have temporarily lent funds to us by paying out more funds than were in our accounts under existing lines of credit with those banks. Subsequent to May 2000, when Abacas purchased our line of credit obligation, the Company no longer had lines of credit with banks, and those loans were no longer available or made to us.


           Under our cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. These overdrafts are included as a current liability in the balance sheets.

Related Party Transactions

           Certain transactions involving Abacas Ventures, Inc., the Saliba Private Annuity Trust and the Saliba Living Trust are regarded as related party transactions under FAS 57. Disclosure concerning these transactions is set out under "Liquidity and Capital Resources - Liquidity and Financing Arrangements," and in "Certain Relationships and Related Transactions."


           We conduct a substantial portion of our operations utilizing leased facilities consisting of a warehouse and a manufacturing plan from a related party. In 1998, the related party entered into two promissory notes secured by the deeds of trust on the property leased to us. In August 2003, the related party defaulted on the notes and the property was sold under the first of the two deeds of trust. We were served a notice of unlawful detainer and were to vacate the property by September 30, 2003. We received an extension to file our response until November 21, 2003, and may occupy the property until notified otherwise subsequent to filing our response. We are currently negotiating with an unrelated party to have the unrelated party purchase the property from the current property owner. We do not yet have arrangement in place for new facilities should these negotiations fail.


           Management believes that each of the related party transactions were as fair to the Company as could have been made with unaffiliated third parties.

Results of Operations - Comparison of Years Ended December 31, 2002 and 2001

           Sales and Cost of Sales

           Net sales increased 22.9 % to $2,299,668 for the year ended December 31, 2002 as compared to $1,870,848 for the year ended December 31, 2001. The increase is partially due to the increased orders from pre-existing customers. For CirTran Corporation, we had two pre- existing customers that have generated approximately 40% of the sales for 2002. These customers are Tempo at 25% and General Cable at 15% of sales. For Racore, pre-existing customer SGI accounted for 65% of sales.


           Cost of sales for the year ended December 31, 2002, was $1,966,851, as compared to $2,340,273 during the prior year. Those costs as a percentage of net sales were 85.5% during 2002 as compared to 125% during 2001. The improvement in the Cost of sales was due to the higher margin contracts the company completed.


           Additionally, improvement of inventory management and control has positively affected our gross margins. We traditionally tracked inventory by customer rather than by like-inventory item, and, as a result, we often purchased new inventory to produce products for a new customer, when we likely had the necessary inventory on hand under a different customer name. This prior practice led to a reserve for obsolescence and excess inventory, which for the year 2002 was $540,207, as compared to $506,381 in 2001. However, because of the higher margin sales, our cost of sales decreased. We have changed our method of managing and controlling our inventory so that we can identify inventory by a general part number, rather than a customer number, and we have instituted monthly reviews to better update and control our inventory. We believe these improvements have lead to better inventory control and will contribute to decreased cost of sales. If we are successful in decreasing our cost of sales further, and if we are able to maintain and increase our levels of sales, we believe we will be successful in generating sufficient gross profit to cover our selling, general and administrative expenses.

           The following charts present (i) comparisons of sales, cost of sales and gross profit generated by our two main areas of operations, i.e., electronics assembly and Ethernet technology, during 2001 and 2002; and (ii) comparisons during these two years for each division between sales generated by pre-existing customers and sales generated by new customers.




-----------------------------------------------------------------------------------------------
                       Year             Sales          Cost of Sales      Gross Loss/Margin
----------------- ------------------ ----------------- ------------------ ---------------------
Electronics            2002                1,838,781          1,673,739                165,042
Assembly
                       2001                1,352,085          1,718,687              (366,602)
----------------- ------------------ ----------------- ------------------ ---------------------
Ethernet               2002                  460,887            293,112                167,775
Technology
                       2001                  518,763            621,586              (102,823)
----------------- ------------------ ----------------- ------------------ ---------------------

-----------------------------------------------------------------------------------------------
                       Year             Total           Pre-existing             New
                                        Sales            Customers            Customers
----------------- ------------------ ----------------- ------------------ ---------------------
Electronics            2002                1,838,781          1,817,312                 21,469
Assembly
                       2001                1,352,085          1,311,522                 40,563
----------------- ------------------ ----------------- ------------------ ---------------------
Ethernet               2002                  460,887            338,927                121,960
Technology
                       2001                  518,763            462,844                 55,919
----------------- ------------------ ----------------- ------------------ ---------------------



           Inventory

           We use just-in-time manufacturing, which is a production technique that minimizes work-in-process inventory and manufacturing cycle time, while enabling us to deliver products to customers in the quantities and time frame required. This manufacturing technique requires us to maintain an inventory of component parts to meet customer orders. Inventory at December 31, 2002 was $1,550,553, as compared to $1,773,888 at December 31, 2001. The decrease in inventory was primarily the result of the settlement with Entrada, repeated customer orders, and the implementation of our inventory control system.

           Selling, General and Administrative Expenses

           During the year ended December 31, 2002, selling, general and administrative expenses were $2,180,226 versus $1,690,837 for 2001, a 28.2% increase. The increase is a result of our increase in the size of our sales staff, an increase in the commission structure for the sales staff, and our effort to aggressively market our products during a period of economic downturn.

           Interest Expense

           Interest expense for 2002 was $437,074 as compared to $773,034 for 2001, a decrease of 43.4%. This decrease is primarily attributable to a decrease in debt which was attributed to the conversions of notes payable to shares of common stock in January and December 2002 and in delinquent payroll tax liabilities, the penalties on which were previously recorded as part of interest expense. As of December 31, 2002 and 2001, the amount of our liability for delinquent state and federal payroll taxes and estimated penalties and interest thereon was $2,029,626 and $1,982,445, respectively.

           Other income increased from $212 in 2001 to $7,173 in 2002.


           As of December 31, 2002, there was a gain on the settlement of the sub-lease in Colorado Springs of $152,500.


           As a result of the above factors, our overall net loss decreased 26.7% to $2,149,810 for the year ended December 31, 2002, as compared to $2,933,084 for the year ended December 31, 2001.



Results of Operations - Comparison of Periods Ended September 30, 2003 and 2002


           Sales and Cost of Sales


           Net sales decreased to $267,494 for the three-month period ended September 30, 2003, as compared to $367,755 during the same period in 2002. Cost of sales decreased by 49.7%, from $358,869 during the three-month period ended September 30, 2002, to $180,660 during the same period in 2003. Our gross profit margin for the three-month period ended September 30, 2003, was 32.4%, up from 2.4% for the same period in 2002. The large improvement in the gross profit margin is attributed to our selling products at higher margins, and selling a lower quantity of high margin products. Though we sustained decreased sales for the three-month period ended September 30, 2003, compared to the same period in 2002, we were able to increase our gross profit margin.


           Inventory



We use just-in-time manufacturing, which is a production technique that minimizes work-in-process inventory and manufacturing cycle time, while enabling us to deliver products to customers in the quantities and time frame required. This manufacturing technique requires us to maintain an inventory of component parts to meet customer orders. Inventory at September 30, 2003, was $1,492,002, as compared to $1,550,553 at December 31, 2002. Though decrease in inventory is negligible, it demonstrates better control over inventory purchases.



           Selling, General and Administrative Expenses


           During the quarter ended September 30, 2003, selling, general and administrative expenses were $596,238 versus $516,650 for the same period in 2002, a 15.4% increase. The increase is substantially the result of our increase in fees related to notes payable to the equity line investor and also the result of settlement expenses.


           Interest Expense

           Interest expense for quarter ended September 30, 2003, was $128,178 as compared to $41,865 for the same period in 2002, an increase of 206.2%. This increase is primarily attributable to an increase in debt which was attributed to the increase in notes payable and an increase in interest rates. As of September 30, 2003, and December 31, 2002, the amount of our liability for delinquent state and federal payroll taxes and estimated penalties and interest thereon was $2,096,935 and $2,029,626, respectively.


As a result of the above factors, our overall net loss increased 26.2% to $724,858 for the quarter ended September 30, 2003, as compared to $574,532 for the quarter ended September 30, 2002 and 49.3% to $1,941,075 for the nine months ended September 30, 2003, as compared to $1,299,837 for the same period in 2002.



Liquidity and Capital Resources



Our expenses are currently greater than our revenues. We have had a history of losses and our accumulated deficit was $17,171,377 at September 30, 2003, and $15,230,302 at December 31, 2002. Our net operating loss for the quarter ending September 30, 2003, was $724,858, compared to $574,532 for the quarter ended September 30, 2002. Our current liabilities exceeded our current assets by $5,644,754 as of September 30, 2003, and $4,490,623 as of December 31, 2002. The
increase is mostly attributed to increasing account payables, notes payable, and accrued liabilities. For the nine months ended September 30, 2003 and 2002, we had negative cash flows from operations of $723,592 and $914,037, respectively.



                     Cash


           We had cash on hand of $27,934 at September 30, 2003, and $500 at December 31, 2002.

           Net cash used in operating activities was $723,592 for the nine months ended September 30, 2003. During 2003, net cash used in operations was primarily attributable to $1,941,075 in net losses from operations, partially offset by non-cash charges, increases in accrued liabilities of $605,184 and in increases to trades accounts payable of $102,779, and in a decrease to inventories of $58,551. The non-cash charges were for depreciation and amortization of $232,094 and non-cash compensation expense of $97,500.


Net cash used in investing activities during the nine months ended September 30, 2003, consisted of equipment purchases of $5,527.


           Net cash provided by financing activities was $756,553 during the nine months ended September 30, 2003. Principal sources of cash were proceeds of $100,000 from notes payable to related parties, proceeds from notes payable of $562,350 and proceeds from the exercise of options to purchase common stock of $262,500.


                     Accounts Receivable


           At September 30, 2003, we had receivables of $60,164, net of a reserve for doubtful accounts of $37,840, as compared to $37,464 at December 31, 2002, net of a reserve of $37,037. This increase is primarily attributed to sales having increased compared to the last two months of last year.

                     Accounts Payable


           Accounts payable were $1,414,941 at September 30, 2003, as compared to $1,359,723 at December 31, 2002. This increase is primarily attributed to additional accounting and legal fees.


                     Liquidity and Financing Arrangements


           We have a history of substantial losses from operations and using rather than providing cash in operations. We had an accumulated deficit of $17,171,377 and a total stockholders' deficit of $5,047,404 at September 30, 2003. As of September 30, 2003, our monthly operating costs and interest expenses averaged approximately $240,000 per month.

           Significant amounts of additional cash will be needed to reduce our debt and fund our losses until such time as we are able to become profitable. At September 30, 2003, we were in default of notes payable whose principal amount, not including the amount owing to Abacas Ventures, Inc., was approximately $675,000. In addition, the principal amount of notes that either mature in 2003 or are payable on demand was approximately $960,000.

           In conjunction with our efforts to improve our results of operations, discussed above, we are also actively seeking infusions of capital from investors and are seeking to replace our operating line of credit. It is unlikely that we will be able, in our current financial condition, to obtain additional debt financing; and if we did acquire more debt, we would have to devote additional cash flow to pay the debt and secure the debt with assets. We may therefore have to rely on equity financing to meet our anticipated capital needs. There can be no assurances that we will be successful in obtaining such capital. If we issue additional shares for debt and/or equity, this will serve to dilute the value of our common stock and existing shareholders' positions.



           Subsequent to our acquisition of Circuit in July 2000, we took steps to increase the marketability of our shares of common stock and to make an investment in our company by potential investors more attractive. These efforts consisted primarily of seeking to become current in our filings with the Securities and Exchange Commission and of seeking approval for quotation of our stock on the NASD Over the Counter Electronic Bulletin Board. NASD approval for quotation of our stock on the Over the Counter Electronic Bulletin Board was obtained in July 2002.
           There can be no assurance that we will be successful in obtaining more debt and/or equity financing in the future or that our results of operations will materially improve in either the short- or the long-term. If we fail to obtain such financing and improve our results of operations, we will be unable to meet our obligations as they become due. That would raise substantial doubt about our ability to continue as a going concern.


           In conjunction with our efforts to improve our results of operations, discussed above, on November 5, 2002, we entered into an Equity Line of Credit Agreement (the "Equity Line Agreement") with Cornell Capital Partners, LP, a private investor ("Cornell"). We subsequently terminated the Equity Line Agreement, and on April 8, 2003, we entered into an amended equity line agreement (the "Amended Equity Line Agreement") with Cornell. Under the Amended Equity Line Agreement, we have the right to draw up to $5,000,000 from Cornell against an equity line of credit (the "Equity Line"), and to put to Cornell shares of our common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of our common stock over the five trading days after the advance notice is tendered. Cornell is required under the Amended Equity Line Agreement to tender the funds requested by us within two trading days after the five-trading-day period used to determine the market price.


           Our issuances of shares of our common stock pursuant to the Amended Equity Line Agreement will serve to dilute the value of our common stock and existing shareholders' positions.

Forward-looking statements

           All statements made in this prospectus, other than statements of historical fact, which address activities, actions, goals, prospects, or new developments that we expect or anticipate will or may occur in the future, including such things as expansion and growth of operations and other such matters are forward-looking statements. Any one or a combination of factors could materially affect our operations and financial condition. These factors include competitive pressures, success or failure of marketing programs, changes in pricing and availability of parts inventory, creditor actions, and conditions in the capital markets. Forward-looking statements made by us are based on knowledge of our business and the environment in which we currently operate. Because of the factors listed above, as well as other factors beyond our control, actual results may differ from those in the forward-looking statements.



                              Selling shareholders

           Three of our investors are the Selling Shareholders in connection with this prospectus and the registration statement of which it is a part. None of the Selling Shareholders is affiliated in any way with CirTran or any of our affiliates other than in connection with the Second Equity Line Agreement, and neither the Selling Shareholders nor any of their affiliates have any relationship of any type with us and our affiliates other than the presently established Second Equity Line Agreement relationships between the Selling Shareholders, on the one hand, and CirTran, on the other hand. This prospectus, and the registration statement of which it is a part, cover the shares to be issued to the Selling Shareholders in connection with the Second Equity Line Agreement.

           The following table provides information about the actual and potential ownership of shares of our common stock by the Selling Shareholders in connection with the Equity Line as of November 18, 2003, and the number of our shares registered for sale in this prospectus. The number of shares of common stock issuable to the Equity Line Investor under the Second Equity Line Agreement varies according to the market price at and immediately preceding the put date. Solely for purposes of estimating the number of shares of common stock that would be issuable to the Equity Line Investor as set forth in the table below, we have assumed a hypothetical put by us on November 18, 2003, of the full remaining amount of $4,145,000 under the Equity Line at a per share price of approximately $0.03. The actual per share price and the number of shares issuable upon actual puts by us could differ substantially. This prospectus and the registration statement of which it is a part covers the resale of up to 252,562,500 shares of our common stock, of which 250,000,000 are registered in connection with shares issued to the Equity Line Investor in lieu of repayment of draws on the Second Equity Line.


           Under the terms and conditions of the Second Equity Line Agreement, the Equity Line Investor is prohibited from having shares put to it under the Equity Line to the extent such put by us would result in that person beneficially owning more than 9.9% of the then outstanding shares of our common stock following such put. This restriction does not prevent the Equity Line Investor from receiving and selling put shares and thereafter receiving additional put shares. In this way, the Equity Line Investor could sell more than 9.9% of our outstanding common stock in a relatively short time frame while never beneficially owning more than 9.9% of the outstanding CirTran common stock at any one time. For purposes of calculating the number of shares of common stock issuable to the Equity Line Investor assuming a put of the full amount under the Equity Line, as set forth below, the effect of such 9.9% limitation has been disregarded. The number of shares issuable to the Equity Line Investor as described in the table below therefore may exceed the actual number of shares such Selling Shareholder may be entitled to beneficially own under the Equity Line. The following information is not determinative of the Selling Shareholder's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.




                                     Shares of       Percentage      Number of
                      Shares of      Common          of Common       Shares of
                      Common         Stock           Stock           Common
                      Stock          Issuable to     Issuable to     Stock          Number of
                      Owned by       Selling         Selling         Registered     Shares of      Percentage of
                      Selling        Shareholder     Shareholder     Hereunder      Common         Common Stock
Name of Selling       Share-holder   In              In              (2)            Stock Owned    Beneficially
Shareholder           Prior to       Connection      Connection                     After          Owned After
                      Offering       with Equity     with  Equity                   Offering       the Offering
                                     Line            Line
                                     Transaction     Transaction(1)
--------------------  -------------- --------------- --------------  -------------  -------------  ----------------
Cornell Capital       2,375,0000     186,974,321 (3)    37.14%        252,375,000        0 (4)           0% (4)
Partners, LP                         (3)
--------------------  -------------- --------------- --------------  -------------  -------------  ----------------
Butler Gonzalez,         62,500 (5)            0         0.02%             62,500        0 (6)           0% (6)
LLP
--------------------  -------------- --------------- --------------  -------------  -------------  ----------------
Westrock Advisors,      125,000 (7)            0         0.04%            125,000        0 (6)           0% (6)
Inc.
--------------------  -------------- --------------- --------------  -------------  -------------  ----------------





           (1) As noted above, the Selling Shareholder is prohibited by the terms of the Second Equity Line Agreement from having shares put to it under the Second Equity Line to the extent that such put of shares by us would result in that person beneficially owning more than 9.9% of the then outstanding shares of our common stock following such put. The percentages set forth are not determinative of the Selling Shareholder's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.


           (2) The registration statement of which this prospectus is a part covers up to 250,000,000 shares of common stock issuable under the Second Equity Line. Because the specific circumstances of the issuances under the Second Equity Line are unascertainable at this time, the precise total number of shares of our common stock offered by the Selling Shareholder cannot be fixed at this time, but cannot exceed 250,000,000 unless we file additional registration statements registering the resale of the additional shares. The amount set forth below represents the number of shares of our common stock that have been issued and that would be issuable, and hence offered in part hereby, assuming a put of the full amount under the Second Equity Line as of November 18, 2003. The actual number of shares of our common stock offered hereby may differ according to the actual number of shares issued upon such conversions.



         (3)      Includes:


        46,432,654  shares of common stock issued to the Equity Line Investor in connection with draws on the Second Equity Line through November 18, 2003.

       138,166,667  shares of common stock issuable upon a  hypothetical  put of the full remaining $4,145,000 available under the Equity Line as of November 18, 2003. This prospectus registers only up to 250,000,000 shares of common stock issuable under the Equity Line. Accordingly, we may not issue shares in excess of 250,000,000 unless we file additional registration statements registering the resale of the additional shares.

         2,375,000  additional  shares  issued to the Equity  Line  Investor  as further consideration for entering into the Second Equity Line Agreement.



           (4) Assumes a hypothetical draw of the full remaining $4,145,000 available under the Equity Line as of November 18, 2003, and the issuance of 138,166,667 shares of our common stock, together with the sale by the Equity Line Investor of the 184,599, 321 shares and the full 2,375,000 additional shares issued in connection with the Second Equity Line Agreement. There is no assurance that the Equity Line Investor will sell any or all of the shares offered hereby. However, the Equity Line Investor is contractually prohibited from holding shares, and we are contractually prohibited from putting shares to the Equity Line Investor that would cause it to hold shares, in excess of 9.9% of the then-issued and shares of our common stock. This number and percentage may change based on the Equity Line Investor's decision to sell or hold the Shares.

           (5) Consisting of 62,500 shares issued to Butler Gonzalez, LLP, in connection with legal services rendered in connection with the Second Equity Line Agreement transaction.

           (6) There is no assurance that the Selling Shareholders will sell any or all of the shares offered hereby. If the Selling Shareholders sell all of the shares issued to them in connection with the Second Equity Line, the number of shares held following such sales would be 0 and the percentage of ownership would be 0%.

           (7) Consisting of 125,000 shares issued to Westrock Advisors, Inc., as payment for its services as placement agent.

The following table lists the natural person who has or shares voting or investment control of each of the Selling Shareholders:

Selling Stockholder                  Name of Natural Person(s)

Cornell Capital Partners LP          Mark Angelo*
Butler Gonzalez, LLP                 Thomas Butler and David Gonzalez
Westrock Advisors, Inc.              Greg Martino

* Mark Angelo is the President of Yorkville Advisors, which is the general partner of Cornell, and exercises voting and investment control over Yorkville Advisors, which exercises voting and investment control over Cornell.


                              Plan of Distribution


           Once the registration statement of which this prospectus is part becomes effective with the Commission, the Shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders or their pledgees, donees, transferees or successors in interest. Such sales may be made on the OTC Bulletin Board, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any means permitted under law, including one or more of the following:


     o a block trade in which a broker-dealer engaged by a Selling Shareholder will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its account under this prospectus;

     o an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

     o    ordinary   brokerage   transactions   in  which  the  broker  solicits
          purchasers; and

     o    privately negotiated transactions.


In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

           In connection with distributions of the Shares or otherwise, a Selling Shareholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares covered by this prospectus in the course of hedging the positions they assume with the Selling Shareholder. A Selling Shareholder may also sell the Shares short and redeliver the Shares to close out such short positions. A Selling Shareholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell or otherwise transfer under this prospectus. A Selling Shareholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

           Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholder is an underwriter with respect to its resales of the Shares.

           We have advised the Selling Shareholders that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby.

           All costs, expenses and fees in connection with the registration of the Shares will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the appropriate Selling Shareholder. A Selling Shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the Shares.

           We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective for a period of 2 years from the date of the last advance under the Second Equity Line Agreement. Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144.

           The Selling Shareholders are not obligated to sell any or all of the Shares covered by this prospectus.

           In order to comply with the securities laws of certain states, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of Shares may be subject to the notice filing requirements of certain states.

                                  Regulation M

           We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

           During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the Shares.

                                Legal Proceedings


           As of September 30, 2003, the Company had accrued liabilities in the amount of $2,096,935 for delinquent payroll taxes, including interest estimated at $371,385 and penalties estimated at $230,927. Of this amount, approximately $325,528 was due the State of Utah. During the first quarter of 2003, no payments were made to the State of Utah. During the third quarter of 2003, partial payments were made to the State of Utah. Approximately $1,760,469 was owed to the Internal Revenue Service as of September 30, 2003. As discussed below, the Company has reached an agreement with the Internal Revenue Service's Appeals Office to allow the Company to file an offer in compromise to resolve the Company's tax liability on a compromise basis. Further, the Utah State Tax Commission has advised the Company that it is willing to enter into an agreement to allow the Company to pay the liability owing to the State of Utah in equal monthly installments over an extended period of time, yet to be determined.

           Approximately $10,938 was owed to the State of Colorado as of September 30, 2003.


           We (as successor to Circuit Technology, Inc.) were a defendant in an action in El Paso County, Colorado District Court, brought by Sunborne XII, LLC, a Colorado limited liability company, for alleged breach of a sublease agreement involving facilities located in Colorado. Our liability in this action was originally estimated to range up to $2.5 million, and we subsequently filed a counter suit in the same court against Sunborne in an amount exceeding $500,000 for missing equipment. Effective January 18, 2002, we entered into a settlement agreement with Sunborne with respect to the above-described litigation. The settlement agreement required us to pay Sunborne the sum of $250,000. Of this amount, $25,000 was paid upon execution of the agreement, and the balance of $225,000, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, we executed and delivered to Sunborne a Confession of Judgment and also issued to Sunborne 3,000,000 shares of our common stock, which are held in escrow and have been treated as treasury stock recorded at no cost. Because, 75% of the balance owing under the agreement was not paid by May 18, 2002, we were required to prepare and file with the Securities & Exchange Commission, at our expense, a registration statement with respect to the shares that were escrowed. The payment was not made, nor was a registration statement filed with respect to the escrowed shares.

           Pursuant to a Termination of Sublease Agreement dated as of May 22, 2002 among the Company, Sunborne and other parties, the sublease agreement that was the subject of our litigation with Sunborne was terminated and a payment of approximately $109,000 was credited against the amount owed by the Company to Sunborne under the Company's settlement agreement with them. Sunborne has filed a claim that this amount was to be an additional rent expense rather than a payment on the note payable. The Company disputes this claim and intends to vigorously defend the action.

           As of May 16, 2003, the Company was in default of its obligations under the settlement agreement with Sunborne, i.e., the total payment due thereunder had not been made, a registration statement with respect to the escrowed shares was not filed, and the Company did not replace the escrowed shares with registered, free-trading shares as per the terms of the agreement. Accordingly, Sunborne has filed the Confession of Judgment and proceeded with execution thereon. The Company is continuing to negotiate with Sunborne in an attempt to settle the remaining obligation under the settlement agreement.


           We also assumed certain liabilities of Circuit Technology, Inc. in connection with our transactions with that entity in the year 2000, and as a result we are defendant in a number of legal actions involving nonpayment of vendors for goods and services rendered. We have accrued these payables and have negotiated settlements with respect to some of the liabilities, including those detailed below, and are currently negotiating settlements with other vendors.


           Advanced Component Labs adv. Circuit Technology Corporation Civil No. 990912318, Third Judicial District Court, Salt Lake Department, Salt Lake County, State of Utah. Suit was brought against the Company on or about December 8, 1999, under allegations that the Company owed $44,269.43 for the cost of goods or services provided to the Company for the Company's use and benefit. Claims are asserted for breach of implied contract and unjust enrichment. The Company has answered, admitting that it owed certain sums for conforming goods and services and denying all other claims. Initial discovery is beginning. No trial date has been set.

           Advanced Electronics has notified the Company that it believes it has a claim against the Company in the amount of $67,691.56 for the cost of goods or services provided to the Company for the Company's use and benefit. Negotiations for settlement of this claim have resulted in an agreement in principal whereby the Company will make a cash payment to this creditor and issue a promissory note and shares of its restricted common stock in satisfaction of the creditor's claims. The parties are presently negotiating the terms of the settlement documents. However, until the settlement documents are executed and delivered, there can be no assurance that the creditor's claims will be settled nor that the terms will be favorable to the Company.

           Arrow Electronics adv. Circuit Technology Corporation, Civil No. 990409504, Third Judicial District Court Sandy Department, Salt Lake County, State of Utah. Suit was brought against the Company on or about October 19, 1999, under allegations that the Company owes $199,647.92 for materials and services and terms of a promissory note. The Company has answered, admitting that it owed certain sums and denying all other claims. The Company and Arrow have entered a settlement agreement under which the Company will pay $6,256.24 each month until the obligation and interest thereon are paid. Judgment was entered April 24, 2001, against the Company for $218,435.46 accruing at 16% per annum. The Company is currently attempting to negotiate a settlement of these claims.


           Arrow Electronics adv. Circuit Technology Corporation, Civil No. 010406732, Third Judicial District Court, Sandy Department, Salt Lake County, State of Utah. Suit was brought against the Company on or about June 28, 2001, under allegations that the Company owes $41,486.26. Judgment was entered against the Company on January 7, 2002. The Company is currently attempting to negotiate a settlement of these claims.


           Avnet Electronics has notified the Company that it believes it has a claim against the Company in the amount of $180,331.02 for the cost of goods or services provided to the Company for the Company's use and benefit. No lawsuit has been filed. Negotiations for settlement of this claim have resulted in an agreement in principal whereby the Company will make a cash payment to this creditor and issue a promissory note and its restricted common stock in satisfaction of the creditor's claims. The parties are presently negotiating the terms of the settlement documents. However, until the settlement documents are executed and delivered, there can be no assurance that the creditor's claims will be settled nor that the terms will be favorable to the Company.

           Contact East has notified the Company that it believes it has a claim against the Company in the amount of $32,129.89 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.

           C/S Utilities has notified the Company that it believes it has a claim against the Company in the amount of $32,472 regarding utilities services. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.


           Future Electronics Corp v. Circuit Technology Corporation, Civil No. 000900296, Third Judicial District Court, Salt Lake County, State of Utah. Suit was brought against the Company on or about January 12, 2000, under allegations that the Company owed $646,283.96 for the cost of goods or services provided to the Company for the Company's use and benefit. Claims were asserted for breach of contract, fraud, negligent misrepresentation, unjust enrichment, account stated and dishonored instruments. The Company answered the complaint, admitting that it owed certain sums for conforming goods and services and denying all other claims. Partial Summary Judgment was entered in the amount of $646,783.96 as to certain claims against the Company. During 2000, the Company settled the lawsuit by issuing 5,281,050 shares of the Company's common stock valued at $324,284, paying $83,000 in cash and issuing two notes payable totaling $239,000. During 2002, Future filed a confession of judgment claiming that the Company defaulted on its agreement and claimed the 2000 lawsuit was not properly satisfied. At December 31, 2002, the Company owed $60,133 of principal under terms of the remaining note payable. The Company denies the vendor's claim and intends to vigorously defend itself against the confession of judgment.


     Christine Hindenes v. Racore Network, Inc., and CirTran Corporation, Superior Court of California, County of Santa Clara, Civil No. CV811051. Ms. Hindenes brought suit against the Company and Racore for unpaid wages seeking $40,516.44. The Company and Racore are defending these claims. The parties are also conducting settlement negotiations.

     Infineon Technologies North America Corp. adv. Circuit Technology, Inc. et al., Case No. CV 792634, Superior Court of the State of California, County of Santa Clara. Judgment was entered against Circuit Technology, Inc., on March 12, 2002, in the amount of $181,342.15. As of March 25, 2003, we are not aware of any collection efforts made by Infineon.

     John J. La Porta v. Circuit Technology, Inc. et al., Case No. 010900785, Third Judicial District Court, Salt Lake Department, Salt Lake County, State of Utah. Mr. La Porta filed suit on or about January 23, 2001, seeking to recover the principal sum of $135,941 plus interest on a promissory note given by Racore Technology Corp. Mr. La Porta claims that the Company is a guarantor of the promissory note and the Company should be held liable because of Racore's default on the note. The Company and Racore are defending these claims and are also negotiating settlement.




           Molex has notified the Company that it believes it has a claim against the Company in the amount of $90,000.00 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.


           Orbit Systems, Inc. adv. Circuit Technology, Inc. et al, Case No. 010100050DC, Third Judicial District Court, West Valley City Department, Salt Lake County, State of Utah. Orbit filed suit on January 4, 2001, seeking to recovery $173,310 for the costs of goods that Orbit claims the Company was under contract to purchase. The Company entered into a settlement agreement with Orbit and has performed all its obligations under the agreement. Orbit has made demand for an additional payment of approximately $600. The Company believes it has no obligation to pay this amount. The Company will seek to enforce the parties' settlement agreement if Orbit continues to demand this additional payment.


           Sager Electronics adv. Circuit Technology Corporation, Civil No. 000403535, Third Judicial District Court, Sandy Department, Salt Lake County, State of Utah. Suit was brought against the Company on or about March 23, 2000, under allegations that the Company owed $97,259.23 for the cost of goods or services provided to the Company for the Company's use and benefit. Claims are asserted for nonpayment of amount owing. The Company has answered, admitting that it owed certain sums for conforming goods and services and denying all other claims. Negotiations for settlement have resulted in an agreement for settlement of all claims of Sager against the Company. The Company has arranged certain payments and is required to pay Sager $1,972.07 each month until paid. The Company defaulted on its obligations in December 2002. The Company is negotiating a new settlement with Sager.

           Signal Transformer Co., Inc., has notified the Company that it believes it has a claim against the Company in the amount of $38,989 for the cost of goods or services provided to the Company for the Company's use and benefit. Negotiations for settlement of this claim have resulted in an agreement in principal whereby the Company will arrange for a cash payment to this creditor. The parties are presently negotiating the terms of the settlement documents. However, until the settlement documents are executed and delivered, there can be no assurance that the creditor's claims will be settled nor that the terms will be favorable to the Company.



           SuhTech Electronics adv. Circuit Technology Corporation, Civil No. 00L14505, Circuit Court of Cook County Department, Law Division, State of Illinois. Suit was brought against the Company on or about December 23, 1999, under allegations that the Company owed $213,717.70 for the cost of goods or services provided to the Company for the Company's use and benefit. Claims are asserted for breach of contract, unjust enrichment and account stated. The Company has answered, admitting that it owed certain sums for conforming goods and services and denying all other claims. Judgment was subsequently entered against the Company on May 29, 2002. The parties are presently negotiating the terms of settlement documents, pursuant to which the Company will facilitate a payment to this creditor a cash payment and issue a promissory note and shares of its restricted common stock in satisfaction of the creditors' claims. However, until the settlement documents are executed and delivered, there can be no assurance that the creditors claims will be settled nor that the terms will be favorable to the Company.

           University of Utah v. CirTran Corporation, Third District Court, Salt Lake County, Civil No. 020900494 . The University of Utah filed a claim against the Company on January 18, 2002, seeking $37,473.10 in damages. Summary judgment was entered against the Company. The Company entered into a settlement agreement on September 16, 2003, under which the Company is required to make monthly payments of $5,185.47. The total settlement amount under the agreement is $62,225.64. The Company is making payments pursuant to the settlement agreement.

           Volt Temporary Services has notified the Company that it believes it has a claim against the Company in the amount of $30,986 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.


           Wells Fargo Equipment Finance adv. Circuit Technology Corporation, Civil No. 901207 Third Judicial District Court, Salt Lake County, State of Utah. Suit was brought against the Company on or about February 10, 2000, under allegations that the Company owed $439,493.56 for a loan provided to the Company for the Company's use and benefit. Claims are asserted for breach of contract, breach of guarantee and replevin. The Company has answered, admitting that it owed certain sums for conforming goods and services and denying all other claims. Initial discovery is beginning. Judgment has been entered against the Company and certain guarantors in the amount of $427,291.69 plus interest at the rate of 8.61% per annum from June 27, 2000. The parties have reached a settlement agreement under which the Company will pay approximately $12,000 per month beginning in January 2003 to resolve this claim.

           Zion's First National Bank has notified the Company that it believes it has a claim against the Company in the amount of $240,000.00 for loans made to the Company for the Company's use and benefit. The Company has entered into a Fifth Forbearance and Loan Modification Agreement, requiring monthly payments of $20,000.00. The Company subsequently renegotiated a settlement with Zions Bank under which the Company will pay approximately $12,000 per month beginning in January 2003.

           George M. Madanat, Civil No. KC 035616, Superior Court of the State of California for the County of Los Angeles, East District. Suit was brought against the company on or about April 2, 2001, under allegations that the company owed $121,824.90 under the terms of a promissory note. A Stipulation for Settlement and for Entry of Judgment was executed by the parties wherein the Company agreed to arrange for payment of a principal amount of $145,000 in 48 monthly installments. The Company subsequently defaulted on its obligations under the settlement agreement, and judgment was entered against the Company. As of September 30, 2003, the Company is not aware of any collection efforts.

           Internal Revenue Service. The Internal Revenue Service has notified the Company that the Company owes approximately $1.7 million in payroll taxes. The Company , in response to collection notices, filed a due process appeal with the Internal Revenue Service's Appeals Office. The appeal has been resolved by an agreement with the Appeals Office that will allow the Company to file an offer in compromise of all federal tax liabilities owed by the Company based on its ability to pay. As part of the agreement, the Internal Revenue Service will halt all collection action against the Company until the offer in compromise proceedings are completed.


           Dickson Circuits USA, Third District Court, Sandy Department, Civil No. 030401796. Dickson Circuits filed suit against the Company in the amount of $31,744.64 for the cost of goods and services provided to the Company for the Company's use and benefit. The Company has entered into a settlement agreement with Dickson Circuits, whereby the Company will make monthly payments of approximately $1,500 over the course of three years.

           Cardio Pulmonary Technologies, Inc., vs. Patrick M. Volz, Peripheral Systems, Inc., and CirTran Corporation, Civil No. 03090501B, Third Judicial District Court, Salt Lake County, State of Utah. On April 4, 2003, suit was brought against the Company and two other named defendants by plaintiff Cardio Pulmonary Technologies ("CPT"), alleging a breach of contract between CPT and the other two named defendants. Plaintiff's claims against the Company arise out of an alleged breach of an alleged agreement between the Company and Peripheral Systems, Inc. The Company has answered the Complaint, and intends to defend vigorously against these claims.



           Howard Salamon, dba Salamon Brothers vs. CirTran Corporation, Civil No. 2:03-00787, U.S. District Court, District of Utah. Howard Salamon originally filed suit against the Company in the U.S. District Court, Eastern District of New York, seeking finders fees, consisting of shares of the Company's common stock valued at $350,000, allegedly owed in connection with Salamon's introducing the Company to Cornell Capital Partners, L.P., the Equity Line Investor. The Company disputes the claims in the complaint. The case was dismissed in New York and refiled in Utah. The Company has filed its answer in the Utah case and the lawsuit is proceeding. The Company is also currently conducting settlement negotiations.

     The Money Store Commercial Mortgage, Inc., vs. I&R Properties, LLC, CirTran Corporation, and Circuit Technology, Inc., aka Circuit Technologies, Inc., Civil No. 030922472, Third Judicial District Court, Salt Lake County, State of Utah. In October 2003, suit was brought against the Company and two other named defendants by plaintiff The Money Store Commercial Mortgage, Inc. ("The Money Store"), bringing claims of unlawful detainer and breach of contract. By way of background, the Company was leasing its company headquarters and facility (the "Property") from I&R Properties, LLC. In 1998, I&R Properties had entered into two promissory note in favor of The Money Store, which were secured by two deeds of trust on the Property. I&R Properties defaulted on the notes, and in August 2003, The Money Store caused the Property to be sold under the first deed of trust. In September 2003, The Money Store served a Notice to Quit on the Company, directing the Company to vacate the Property by September 30, 2003. The Company did not vacate the Property, and The Money Store brought this action against the Company for unlawful detainer. The Company received an extension to file its answer by November 21, 2003. The Company is negotiating with The Money Store to settle this matter and to arrange for a third party to purchase the Property and lease it to the Company. The Company does not believe it will be disruptive to its business if it is required to locate new headquarters facilities.


Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

The following sets forth the names, ages and positions of our directors and officers and the officers of our operating subsidiary, CirTran Corporation
(Utah), along with their dates of service in such capacities.



           Name              Age  Positions


Iehab J. Hawatmeh            36   President, Chief Financial Officer, Secretary
                                  and Director of CirTran Corporation; President of
                                  CirTran Corporation (Utah). Served since July 2000.

Raed Hawatmeh                38   Director since June 2001.


Trevor Saliba                29   Director since June 2001. Senior Vice-President,
Sales and Marketing
Served since January 2002.


Shaher Hawatmeh              37   Vice-President of CirTran Corporation (Utah).
Served since July 2000.




Iehab J. Hawatmeh, MBA
Chairman, President & CEO
-------------------------

Mr. Hawatmeh founded CirTran Corporation in 1993 and has been its Chairman, President and CEO since its inception. Mr. Hawatmeh oversees all daily operation including financial, technical, operational and sales functions for the company. Under Mr. Hawatmeh's direction, the company has seen its annual sales exceed $20 million, its employment exceed 360 and completed two strategic acquisitions. Prior to forming the company, Mr. Hawatmeh was the Processing Engineering Manager for Tandy Corporation overseeing the company's entire contract manufacturing printed circuit board assembly division. In addition, Mr. Hawatmeh was responsible for developing and implementing Tandy's facility Quality Control and Processing Plan model which is used by CirTran today. Mr. Hawatmeh received his Master's of Business Administration from University of Phoenix and his Bachelor's of Science in Electrical and Computer Engineering from Brigham Young University.

Shaher J. Hawatmeh, MBA
Executive Vice President,
Operations

Mr. Hawatmeh joined the company in 1993 as its Controller shortly after it's founding. Today, Mr. Hawatmeh directly oversees all daily manufacturing production, customer service, budgeting and forecasting for the company. Following the companies acquisition of Pro Cable Manufacturing in 1996, Mr. Hawatmeh directly managed the entire company, supervising all operations for approximately two years and successfully oversaw the integration of this new division into the company. Prior to joining CirTran, Mr. Hawatmeh worked for the Utah State Tax Commission. Mr. Hawatmeh earned his Master's of Business Administration with an emphasis in Finance from the University of Phoenix and his Bachelor's of Science in Business Administration and a Minor in Accounting.

Trevor M. Saliba, MS
Senior Vice President,
Worldwide Business Development

Mr. Saliba is responsible for sales and marketing activities worldwide and is responsible for overseeing all worldwide business development strategies for the company. Mr. Saliba was elected to the Board of Directors in 2001. From 1997 - 2001 he was President and CEO of Saliba Corp., a privately held contracting firm he founded. From 1995-1997 he was an Associate with Morgan Stanley. From 1992 - 1995 he was Vice President of Sales and Marketing for SNJ Industries. Mr. Saliba holds a Bachelors Degree in Business Administration and a Masters Degree in Finance from La Salle University and has completed an Advanced Graduate Program in Engineering and Management at the University of California, Berkeley.

James Snow
Vice President,
Product Development
President - Racore Technology Corporation

Mr. Snow is the Vice President of Product Development for CirTran Corporation and also President of Racore Technology Corp., a wholly owned subsidiary of the company. Mr. Snow directly oversees the design, planning and management of Racore's proprietary

Local Area Network (LAN) products and provides network consulting services to clients. Mr. Snow held the position of Director of Forward Planning and Project Engineering for Phillips Telecommunications and Data Systems (a Division of N.V. Phillips) from 1982 - 1992. In addition he was a Principle Engineer for Digital Equipment Corp. from 1992 - 1994. Mr. Snow holds a Bachelor's degree in Electrical Engineering from Brigham Young University and Business Management from Brookhaven College.


Indemnification Provisions

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.


     Commission's Position on Indemnification for Securities Act Liabilities

           Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         Security Ownership of Certain Beneficial Owners and Management


           The following table sets forth the number and percentage of the 318,766,845 outstanding shares of our common stock which, according to the information supplied to us, were beneficially owned, as of November 18, 2003, by
(i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock. None of the individuals listed below own any options or warrants to purchase our common stock.


           Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security. Each director, officer, or 5% or more shareholder, as the case may be, has furnished us information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.


    Name and Address                                   Relationship        Common Shares        Percent of Class


    Saliba Private Annuity Trust (2)                   5%                    52,173,990           16.82%
    115 S. Valley Street                               Shareholder
    Burbank, CA 91505

    Roger Kokozyon                                     5%                    27,715,620            8.94%
    4539 Haskell Avenue                                Shareholder
    Encino, CA 91436

    Iehab J. Hawatmeh                                  Director,             46,754,188           15.08%
    4125 South 6000 West                               Officer
    West Valley City, Utah 84128                       & 5% Shareholder

    Raed Hawatmeh                                      Director              29,598,530            9.54%
    10989 Bluffside Drive                              & 5%
    Studio City, CA 91604                              Shareholder

    Shaher Hawatmeh (1)                                Officer                4,675,365            1.50%
    4125 South 6000 West
    West Valley City, Utah 84128

    Trevor Saliba (2)                                  Director                 500,000            *
    5 Thomas Mellon Circle, Suite 108
    San Francisco, California 94134

    All Officers and Directors as a Group                                    81,528,083           26.21%
    (4 persons)
-------------------

     *      Less than 1%.

     (1) Includes options to purchase up to 900,000 share of common stock which are presently exercisable.

     (2) Includes 7,164,620 shares held by the Saliba Living Trust. Thomas L. Saliba and Betty R. Saliba are the trustees of The Saliba Living Trust and Thomas L. Saliba is the sole trustee of The Saliba Private Annuity Trust. These persons control the voting and investment decisions of the shares held by the respective trusts. Mr. Thomas L. Saliba is a nephew of the grandfather of Mr. Trevor Saliba, one of our directors and officers. Mr. Trevor Saliba is one of five passive beneficiaries of Saliba Private Annuity Trust and has no control over its operations or management. Mr. Saliba disclaims beneficial control over the shares indicated.


                           Description of Common Stock


           Effective August 6, 2001, our authorized capital was increased from 500,000,000 to 750,000,000 shares of common stock, $0.001 par value, and we also effected, effective the same date, a 1:15 forward split of our issued and outstanding shares of common stock through a forward split and share distribution. As of November 18, 2003, 318,766,845 (post forward-split) shares of our common stock were issued and outstanding. We are not authorized to issue preferred stock.


           Each holder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments, and are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, in its sole discretion, from funds legally available for such use. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

           We have never declared or paid a cash dividend on our capital stock, nor do we expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

           We have elected not to be governed by the terms and provisions of the Nevada Private Corporations Law that are designed to delay, defer or prevent a change in control of the Company.

Registration Rights and Related Matters

           Pursuant to an agreement dated November 3, 2000, and as part of our debt settlement with Future Electronics Corporation ("Future"), we granted certain registration rights to Future with respect to 5,281,050 (352,070 pre-forward split) shares of our common stock. These rights provide Future with the opportunity, subject to certain terms and conditions, to include up to 50% of our common stock that it holds in any registration statement filed by us. Among other things, we have agreed to pay any costs incurred with the registration of such stock and to keep any registration statement we file active for a period of 180 days or until the distribution contemplated in the registration statement has been completed. Future's registration rights are assignable and transferable to any individual or entity that does not directly compete with us. These registration rights are not exercisable, however, with respect to registration statements relating solely to the sale of securities to participants in a company stock plan or relating solely to corporate reorganizations. In addition, the rights would not be fully exercisable if an underwriter managing a public offering determined in good faith that market factors required a limitation on the number of shares that Future (or its assignee) would otherwise be entitled to have registered.

           In connection with our debt settlement with Future, our three largest shareholders, Iehab Hawatmeh, Raed Hawatmeh and Roger Kokozyon (see "Security Ownership of Certain Beneficial Owners and Management"), entered into lock-up agreements with Future, whereby they agreed not to sell to the public any shares of our common stock held by them until June 27, 2002, unless previously consented to by Future.



                 Certain Relationships and Related Transactions


           We conduct a substantial portion of our operations utilizing leased facilities consisting of a warehouse and a manufacturing plant from a related party. In 1998, the related party entered into two promissory notes secured by the deeds of trust on the property leased to us. In August 2003, the related party defaulted on the notes and the property was sold under the first of the two deeds of trust. We were served with a notice of unlawful detainer and were to vacate the property by September 30, 2003. We received an extension to file our response until November 21, 2003, and may occupy the property until notified otherwise subsequent to filing our response. We are currently negotiating with an unrelated party to have the unrelated party purchase the property from the current property owner. We do not yet have arrangements in place for new facilities should these negotiations fail.


           In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock to four of Abacas's shareholders in exchange for cancellation by Abacas of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000.

           In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock to four of Abacas's shareholders in exchange for cancellation by Abacas of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000.

           As of December 31, 2001, Iehab Hawatmeh had loaned us a total of $1,390,125. The loans were demand loans, bore interest at 10% per annum and were unsecured. Effective January 14, 2002, we entered into four substantially identical agreements with existing shareholders pursuant to which we issued an aggregate of 43,321,186 shares of restricted common stock at a price of $0.075 per share for $500,000 in cash and the cancellation of $2,749,090 principal amount of our debt. Two of these agreements were with the Saliba Private Annuity Trust, one of our principal shareholders, and a related entity, the Saliba Living Trust. The Saliba trusts are also principals of Abacas Ventures, Inc., which entity purchased our line of credit in May 2000. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Liquidity and Financing Arrangements.") Pursuant to the Saliba agreements, the trusts were issued a total of 26,654,520 shares of common stock in exchange for $500,000 cash and the cancellation of $1,499,090 of debt. We used the $500,000 cash from the sale of the shares for working capital. As a result of this transaction, the percentage of our common stock owned by the Saliba Private Annuity Trust and the Saliba Living Trust increased from approximately 6.73% to approximately 17.76%. Mr. Trevor Saliba, one of our directors and officers, is a passive beneficiary of the Saliba Private Annuity Trust. Pursuant to the other two agreements made in January, we issued an aggregate of 16,666,666 shares of restricted common stock at a price of $0.075 per share in exchange for the cancellation of $1,250,000 of notes payable by two shareholders, Mr. Iehab Hawatmeh (our president, a director and our principal shareholder) and Mr. Rajai Hawatmeh. Of these shares, 15,333,333 were issued to Iehab Hawatmeh in exchange for the cancellation of $1,150,000 in debt. As a result of this transaction, the percentage of our common stock owned by Mr. Hawatmeh increased from 19.9% to approximately 22.18%.

           In February 2000, prior to its acquisition of Vermillion Ventures, Inc., a public company, Circuit Technology, Inc., while still a private entity, redeemed 680,145 shares (as presently constituted) of common stock held by Raed Hawatmeh, who was a director of Circuit Technology, Inc. at that time, in exchange for $80,000 of expenses paid on behalf of the director. No other stated or unstated rights, privileges, or agreements existed in conjunction with this redemption. This transaction was consistent with other transactions where shares were offered for cash.

           In 1999, Circuit entered into an agreement with Cogent Capital Corp., or "Cogent," a financial consulting firm, whereby Cogent agreed to assist and provide consulting services to Circuit in connection with a possible merger or acquisition. Pursuant to the terms of this agreement, we issued 800,000 (pre-forward split) restricted shares (12,000,000 post-forward split shares) of our common stock to Cogent in July 2000 in connection with our acquisition of the assets and certain liabilities of Circuit. The principal of Cogent was appointed a director of Circuit after entering into the financial consulting agreement and resigned as a director prior to the acquisition of Circuit by Vermillion Ventures, Inc. on July 1, 2000.

           Management believed at the time of each of these transactions and continues to believe that each of these transactions were as fair to the Company as could have been made with unaffiliated third parties.

            Market for Common Equity and Related Stockholder Matters

           Our common stock traded sporadically on the Pink Sheets under the symbol "CIRT" from July 2000 to July 2002. Effective July 15, 2002, the NASD approved our shares of common stock for quotation on the NASD Over-the- Counter Electronic Bulletin Board. The following table sets forth, for the respective periods indicated, the prices of our common stock as reported and summarized on the Pink Sheets. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.




Calendar Quarter Ended     High Bid       Low Bid

September 30, 2003          $0.19          $0.01
June 30, 2003               $0.05          $0.01
March 31, 2003              $0.05          $0.01
December 31, 2002           $0.12          $0.03
September 30, 2002          $0.16          $0.03
June 30, 2002               $0.07          $0.02
March 31, 2002              $0.08          $0.02
December 31, 2001           $0.10          $0.04
September 30, 2001 (1)      $0.36          $0.06
June 30, 2001               $3.50          $1.50

March 31, 2001              $5.50          $3.00
December 31, 2000           $4.00          $4.00




           Our 15-for-1 forward stock split was made effective August 6, 2001, and our stock price decreased accordingly.


           As of November 18,2003, we had approximately 542 shareholders of record holding 318,766,845 shares of common stock.




           We have not paid, nor declared, any dividends on our common stock since our inception and do not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.



Recent Sales of Unregistered Securities


           In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock in exchange for cancellation of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.


           In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock in exchange for cancellation of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

           Pursuant to the Second Equity Line of Credit Agreement, we will put to the Equity Line Investor, in lieu of repayment of amounts drawn on the Equity Line, shares of our common stock. Although we have filed this registration statement to register the resale by the Equity Line Investor of the shares put to it by us, the issuances of shares to the Equity Line Investor and the other Selling Shareholders were made in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the shares will be issued to only one investor which has represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through November 18, 2003, the company has issued 46,432,654 shares of common stock to the Equity Line Investor in connection with draws on the Equity Line.


Penny Stock Rules

           Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

           Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

                             Executive Compensation

The following table sets forth certain information regarding the annual and long-term compensation for services to us in all capacities (including Circuit Technologies, Inc.) for the prior fiscal years ended December 31, 2001, 2000, and 1999, of those persons who were either (i) the chief executive officer during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers as of the end of the last completed fiscal year. The individuals named below received no other compensation of any type, other than as set out below, during the fiscal years indicated.


                                           Annual Compensation           Long-Term Compensation
                                                                                 Awards

Name and                                       Salary      Bonus        Restricted
Principal Position                     Year     ($)         ($)           Stock          Stock
                                                                          Awards        Options        All Other
                                                                           ($)            (#)        Compensation
------------------                     ----    --------    -----       -------------- ------------ ---------------
Iehab J. Hawatmeh                      2002    175,000       -              -          1,850,000           -
    President, Secretary               2001    175,000       -              -              -               -
    Treasurer, and Director            2000    175,000       -              -              -               -

Shaher Hawatmeh                        2002    130,000       -              -          2,500,000           -
    Executive Vice President of        2001    130,000       -              -            500,000           -
    CirTran Corporation (Utah)         2000    109,000       -              -              -               -

Trevor M. Saliba                       2002    118,000       -              -            500,000           -
    Sr. Vice President and Director    2001          -       -              -              -               -
    of CirTran Corporation             2000          -       -              -              -               -

Raed S. Hawatmeh                       2002          -       -              -            500,000           -
    Director of CirTran                2001          -       -              -              -               -
    Corporation                        2000          -       -              -              -               -

Employment Agreements

           Iehab Hawatmeh entered into an employment agreement with Circuit in 1993 that was assigned to us as part of the reverse acquisition of Circuit in July 2000. This agreement, which is of indefinite term, provides for a base salary for Mr. Hawatmeh, plus a bonus of 2% of our net profits before taxes, payable quarterly, and any other bonus our board of directors may approve. The agreement also provides that, if Mr. Hawatmeh is terminated without cause, we are obligated to pay him, as a severance payment, an amount equal to five times his then-current annual base compensation, in one lump-sum payment or otherwise, as Mr. Hawatmeh may direct.

           Trevor Saliba entered into an agreement with us in January 2002 pursuant to which we retained Mr. Saliba as Senior Vice-President, Sales and Marketing. The agreement provides for remuneration to Mr. Saliba of $6,000 per month, plus reimbursement for all pre-approved business expenses. In addition, we agreed to pay Mr. Saliba an amount equal to 5.0% of all gross investments made into our company that are generated and arranged by Mr. Saliba. The agreement has an initial term of one year, renewable upon agreement of the parties, but is terminable by either party for any reason upon 90 days written notice to the other party. In addition, we may terminate the agreement upon 30 days written notice if Mr. Saliba fails to comply with the terms of the agreement.

2001 Stock Plan

           The 2001 Stock Plan has been fully distributed.

2002 Stock Plan

           In December 2002, our board approved and adopted our 2002 Stock Plan, or the 2002 Plan, subject to shareholder approval. An aggregate of 25,000,000 (post forward-split) shares of our common stock are subject to the 2002 Plan, which provides for grants to employees, officers, directors and consultants of both non-qualified (or non-statutory) stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The 2002 Plan also provides for the grant of certain stock purchase rights, which are subject to a purchase agreement between us and the recipient. The purpose of the 2002 Plan is to enable us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such persons, and to promote the success of our business.

           The 2002 Plan is administered by our board of directors, which designates from time to time the individuals to whom awards are made under the 2002 Plan, the amount of any such award and the price and other terms and conditions of any such award. The 2002 Plan shall continue in effect until the date which is ten years from the date of its adoption by the board of directors, subject to earlier termination by our board. The board may suspend or terminate the 2002 Plan at any time.

           The board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive or non-statutory option. No employee may be granted options or stock purchase rights under the 2002 Plan for more than an aggregate of 15,000,000 shares in any given fiscal year. We do not receive any monetary consideration upon the granting of options. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

           The board may also award our shares of common stock under the 2002 Plan as stock purchase rights. The board determines the persons to receive awards, the number of shares to be awarded and the time of the award. Shares received pursuant to a stock purchase right are subject to the terms, conditions and restrictions determined by the board at the time the award is made, as evidenced by a restricted stock purchase agreement. No stock purchase rights have been granted under the 2002 Plan.


           As of September 30, 2003, options to purchase 30,000,000 shares of our common stock have been granted under the 2002 Plan. Subsequent to September 30, 2003, options to purchase 5,000,000 shares of our common stock were rescinded.

2003 Stock Plan

           In November 2003, our board approved and adopted our 2003 Stock Plan, or the 2003 Plan, subject to shareholder approval. An aggregate of 35,000,000 (post forward-split) shares of our common stock are subject to the 2003 Plan, which provides for grants to employees, officers, directors and consultants of both non-qualified (or non-statutory) stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The 2003 Plan also provides for the grant of certain stock purchase rights, which are subject to a purchase agreement between us and the recipient. The purpose of the 2003 Plan is to enable us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such persons, and to promote the success of our business.

           The 2003 Plan is administered by our board of directors, which designates from time to time the individuals to whom awards are made under the 2003 Plan, the amount of any such award and the price and other terms and conditions of any such award. The 2003 Plan shall continue in effect until the date which is ten years from the date of its adoption by the board of directors, subject to earlier termination by our board. The board may suspend or terminate the 2003 Plan at any time.

           The board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive or non-statutory option. No employee may be granted options or stock purchase rights under the 2003 Plan for more than an aggregate of 15,000,000 shares in any given fiscal year. We do not receive any monetary consideration upon the granting of options. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

           The board may also award our shares of common stock under the 2003 Plan as stock purchase rights. The board determines the persons to receive awards, the number of shares to be awarded and the time of the award. Shares received pursuant to a stock purchase right are subject to the terms, conditions and restrictions determined by the board at the time the award is made, as evidenced by a restricted stock purchase agreement.
No stock purchase rights have been granted under the 2003 Plan.

           As of November 18, 2003, no options to purchase shares of our common stock had been granted under the 2003 Plan.


                Changes in and disagreements with accountants on
                      accounting and financial disclosure

           On March 12, 2002, we engaged Hansen, Barnett & Maxwell as our independent auditor following our dismissal, effective March 12, 2002, of Grant Thornton, LLP ("Grant Thornton"). Our Board of Directors approved the engagement of Hansen, Barnett & Maxwell and the dismissal of Grant Thornton.


           Grant Thornton had served as our independent accountants since February 1999. The auditor's report of Grant Thornton on the restated consolidated financial statements of the registrant and subsidiaries as of and for the year ended December 31, 2000, not included herein, contained a separate paragraph stating that "the Company has an accumulated deficit, has suffered losses from operations and has negative working capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty." Except as noted above, Grant Thornton's report on our restated financial statements for the fiscal year ended December 31, 2000, not included herein, contained no adverse opinions or disclaimer of opinions, and was not qualified as to audit scope, accounting principles, or uncertainties.


           As required by applicable rules of the Securities and Exchange Commission (the "Commission"), we notified Grant Thornton that during our two most recent fiscal years and the interim period from January 1, 2002, through March 12, 2002, we were unaware of any disputes between us and Grant Thornton as to matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

           We requested that Grant Thornton furnish us with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of the letter received from Grant Thornton with respect to our request, addressed to the Commission, was filed with the Commission.

     Effective March 12, 2002, we engaged Hansen, Barnett & Maxwell as our independent auditors with respect to the fiscal year ended December 31, 2001. Hansen, Barnett & Maxwell was subsequently retained to also audit and provide a report on our financial statements for the fiscal year ended December 31, 2000, not included herein, and has provided a report on our financial statements for the year ended December 31, 2002. Prior to March 12, 2002, we had not consulted with Hansen, Barnett & Maxwell regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor was oral advice provided that Hansen, Barnett & Maxwell concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1) of Regulation S-B and the related instructions to Item 304 of Regulation S-B, or a reportable event, as that term is discussed in Item 304
(a)(1) of Regulation S-B.

                          Index to Financial Statements


                                                                                                 Page
Report of Independent Certified Public Accountants                                                F-2

Consolidated Balance Sheets as of December 31, 2002 and 2001                                      F-3

Consolidated Statements of Operations for the Years Ended December 31, 2002 and 2001
                                                                                                  F-4

Consolidated Statement of Stockholders' Deficit for the Years Ended December 31, 2001 and
2002                                                                                              F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002 and 2001
                                                                                                  F-6

Notes to Consolidated Financial Statements                                                        F-8


Condensed Consolidated Balance Sheets as of September 30, 2003 and December 31, 2002
(unaudited)                                                                                         3

Condensed Consolidated Statements of Operations for the Three and Nine Months
ended September 30, 2003 and 2002 (unaudited)                                                       4

Condensed Consolidated Statements of Cash Flows for the Nine Months ended
September 30, 2003 and 2002 (unaudited)                                                             5


Notes to Condensed Consolidated Financial Statements (unaudited)                                    6


                                     Experts

           Our consolidated balance sheets as of December 31, 2002 and 2001, and the consolidated statements of operations, stockholders' deficit, and cash flows, for the years then ended, have been included in the registration statement on Form SB-2 of which this prospectus forms a part, in reliance on the report of Hansen, Barnett & Maxwell, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

                                  Legal matters

           The validity of the Shares offered hereby will be passed upon for us by Durham Jones & Pinegar, P.C., 111 East Broadway, Suite 900, Salt Lake City, Utah 84111.

                                Table of Contents


Summary about CirTran Corporation
           and this offering                                 2
Risk factors                                                 5
Use of proceeds                                             13
Determination of offering price                             13
Description of business                                     13
Management's discussion and analysis
or plan of operation                                        20
Forward-looking statements                                  25
Selling Shareholders                                        25
Plan of distribution                                        28
Regulation M                                                29
Legal Proceedings                                           29
Directors, executive officers, promoters and
           control persons                                  34
Commission's position on indemnification
           for Securities Act liabilities                   36
Security ownership of certain beneficial owners
           and management                                   36
Description of common stock                                 37
Certain relationships and related transactions              38
Market for common equity and related
           stockholder matters                              39
Executive compensation                                      41
Changes in and disagreements with accountants
           on accounting and financial disclosure           43
Index to financial statements                               44
Experts                                                     44
Legal matters                                               44


                              --------------------


Dealer Prospectus Delivery Obligation. Until [a date which is 90 days after the effective date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               CirTran Corporation

                                   252,562,500
                                     SHARES

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                               -------------------


                               November ___, 2003

PART II.             Information Not Required in the Prospectus

Item 24.             Indemnification of Directors and Officers

           Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25.             Other Expenses of Issuance And Distribution

           We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.



Registration Fees                                   $      409.00
Transfer Agent Fees                                      1,000.00
Costs of Printing and Engraving                          5,000.00
Legal Fees                                              25,000.00
Accounting Fees                                         15,000.00

                                                    ----------------

    Total Estimated Costs of Offering               $   46,409.00


Item 26.             Recent Sales of Unregistered Securities

           In April 1999, as Vermillion Ventures, Inc., we issued 200,000,000 restricted shares of our common stock (equivalent to 1,000,000 shares of common stock as presently constituted), valued at $0.0001 per share ($20,000 in the aggregate) to Milagro Holdings, Inc. for services rendered in connection with the revival of Vermillion to seek a new business opportunity. Milagro was an affiliate of Vermillion's principal, and for the purposes of this issuance, Vermillion relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933.

           In July 2000, we issued an aggregate of 10,000,000 restricted shares of common stock (150,000,000 shares of common stock as presently constituted) to Circuit Technology, Inc. ("CTI") in connection with our acquisition of the assets and liabilities of CTI. Of these restricted shares, 9,200,000 were distributed on a pro-rata basis by way of liquidation to, and registered in the name of, CTI's shareholders, from each of whom we obtained investment representation letters. The balance of 800,000 common shares issued pursuant to the CTI acquisition were paid to Cogent Capital Corp. in respect of financial advisory services rendered in connection with the acquisition. See above under the section entitled "Certain Relationships and Related Transactions." For the purpose of these stock issuances, the Company relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933.

           In July 2000, concurrent with our acquisition of CTI's assets, we issued 25,333 restricted shares of our common stock to Milagro, Holdings, Inc. and 1,000 restricted shares of our common stock (379,995 shares and 15,000 shares, respectively, as presently constituted) to each of Kurt Hughes and John Lambert, in payment of services rendered to us in connection with the CTI acquisition. For the purpose of these stock issuances, we relied on the exemption from the registration and prospectus delivery requirements provided by
Section 4(2) of the Securities Act of 1933. No broker was involved and no commissions were paid in connection with these transactions.

           In November 2000, we issued 352,070 restricted shares of our common stock (5,281,050 shares as presently constituted) to Future Electronics Corporation in exchange for $324,284 in debt relief. For the purpose of this stock issuance, we relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933. No broker was involved and no commissions were paid in connection with this transaction.

           In 2000, prior to our acquisition of CTI, CTI sold 830 restricted shares of its common stock (subsequently exchanged into 627,238 restricted shares of our common stock following our acquisition of CTI) for $945,473 to 29 accredited investors in reliance on the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933. During 1999, CTI sold 1,881 restricted shares of its common stock (subsequently exchanged into 1,421,488 restricted shares of our common stock following our acquisition of
CTI) for $2,171,235 to 19 accredited investors in reliance on the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933.

           In July 2001, we issued 175,000 shares of common stock (2,625,000 shares post-forward split) pursuant to the exercise of stock options previously granted pursuant to our 2001 Stock Plan.

           The Second Equity Line Agreement, which is the subject of this registration statement, resulted in our issuance of 2,375,000 shares to the Equity Line Investor; 125,000 shares to Westrock Advisors, Inc., as finder's fees; and 62,500 shares to Butler Gonzalez LLP, as partial payment of legal fees. Additionally, the Second Equity Line Agreement provides for the issuance of shares to the Equity Line Investor in lieu of repayment of advances under the Equity Line. All of these shares were or will be sold in reliance on the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933.

           In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock in exchange for cancellation of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

           In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock in exchange for cancellation of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

Item 27.             Exhibits

Copies of the following documents are filed with this registration statement as exhibits:

Exhibit No.          Document

5.1                 Opinion of Durham Jones & Pinegar, P.C.**

10.19               Second Equity Line of Credit Agreement
                    between CirTran Corporation and
                    Cornell Capital Partners, LP, dated as
                    of April 8, 2003*

23.1                Consent of Hansen Barnett & Maxwell LLP

23.2                Consent of Counsel (included in Exhibit 5 Opinion Letter)**

24.                 Power  of   Attorney   (Included   on   Signature   Page  of
                    Registration Statement)**


---------------

     * Original exhibit filed with initial filing of registration statement. Amended exhibit filed herewith.

     **   Filed previously.

Item 28.             Undertakings

           Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

           We hereby undertake:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.4242(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


           In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Salt Lake City, Utah, on November 24, 2003.


                                   CIRTRAN CORPORATION
                                   A Nevada Corporation

                                   By: /s/ Iehab Hawatmeh
                                      -----------------------------------------
                                      Iehab Hawatmeh
                                      Its:    President and Director

           In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:



                                                        November 24, 2003

/s/ Iehab Hawatmeh
---------------------------------------------
Iehab Hawatmeh
President, Chief Financial Officer and Director


                                                        November 24, 2003

/s/ Raed Hawatmeh
----------------------------------------------
Raed Hawatmeh
Director


                                                        November 24, 2003

/s/ Trevor Saliba
----------------------------------------------
Trevor Saliba
Director

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

     The following financial statements of CirTran Corporation and related notes thereto and auditors' report thereon are filed as part of this Form 10-KSB:

                                                                                                           Page

Report of Independent Certified Public Accountants                                                         F-2
Consolidated Balance Sheets as of December 31, 2002 and 2001                                               F-3
Consolidated Statements of Operations for the Years Ended December 31, 2002 and 2001                       F-4

Consolidated Statement of Stockholders' Deficit for the Years Ended December 31, 2001 and 2002             F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002 and 2001                       F-6

Notes to Consolidated Financial Statements                                                                 F-8

HANSEN, BARNETT & MAXWELL                                    (801) 532-22
A Professional Corporation                                Fax (801) 532-7944
CERTIFIED PUBLIC ACCOUNTANTS                          5 Triad Center, Suite 750
                                                     Salt Lake City, Utah 84180
                                                          www.hbmcpas.com


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the of Directors and the Stockholders
CirTran Corporation


We have audited the accompanying consolidated balance sheets of CirTran Corporation and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CirTran Corporation and Subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, has suffered losses from operations and has negative working capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                           HANSEN, BARNETT & MAXWELL

                                                /s/ Hansen, Barnett & Maxwell

Salt Lake City, Utah
March 13, 2003

                       CIRTRAN CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BANANCE SHEETS
                           DECEMBER 31, 2001 AND 2000


                                                                                December 31,
                                                                    ----------------------------------
                                                                               2002              2001
                                                                    ----------------   ---------------

                              ASSETS
Current Assets
Cash and cash equivalents                                           $           500    $          500
Trade accounts receivable, net of allowance for doubtful
accounts of $37,037 and $66,316 in 2002 and 2001, respectively               37,464           369,250
Inventory                                                                 1,550,553         1,773,888
Other                                                                       100,189            97,036
                                                                    ----------------   ---------------
Total Current Assets                                                      1,688,706         2,240,674

Property and Equipment, Net                                                 865,898         1,333,925

Other Assets, Net                                                            12,236            10,887

Deferred Offering Costs                                                      13,475                 -
                                                                    ----------------   ---------------

Total Assets                                                        $     2,580,315    $    3,585,486
                                                                    ================   ===============


                       LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Checks written in excess of cash in bank                            $        19,531    $      159,964
Accounts payable                                                          1,359,723         2,141,290
Accrued liabilities                                                       3,030,970         3,071,191
Current maturities of long-term notes payable                             1,059,987           863,650
Notes payable to stockholders                                                20,376         1,390,125
Notes payable to related parties                                            688,742         2,405,507
Current maturities of capital lease obligations                                   -            41,206
                                                                    ----------------   ---------------
Total Current Liabilities                                                 6,179,329        10,072,933
                                                                    ----------------   ---------------

Long-Term Liabilities
Long-term notes payable, less current maturities                            295,083           447,155
Capital lease obligations, less current maturities                                -             7,775
                                                                    ----------------   ---------------
Total Long-Term Liabilities                                                 295,083           454,930
                                                                    ----------------   ---------------

Commitments

Stockholders' Deficit
Common stock, par value $0.001; authorized 750,000,000 shares;
issued and outstanding shares: 247,184,691 at December 31,
2002 net of 3,000,000 shares held in treasury at no cost and                247,185           160,951
160,951,005 at December 31, 2001
Additional paid-in capital                                               11,089,020         5,977,164
Accumulated deficit                                                     (15,230,302)      (13,080,492)
                                                                    ----------------   ---------------
Total Stockholders' Deficit                                              (3,894,097)       (6,942,377)
                                                                    ----------------   ---------------
Total Liabilities and Stockholders' Deficit                         $     2,580,315    $    3,585,486
                                                                    ================   ===============

                     The accompanying notes are an integral
                      part of these financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                 For the Years Ended,
                                                                                      December 31,
                                                                 ---------------------------------------------------
                                                                                   2002                        2001
                                                                 -----------------------     -----------------------


Net Sales                                                        $            2,299,668      $            1,870,848

Cost of Sales                                                                 1,966,851                   2,340,273
                                                                 -----------------------     -----------------------

Gross Profit (Loss)                                                             332,817                    (469,425)
                                                                 -----------------------     -----------------------

Operating Expenses
Selling, general and administrative expenses                                  2,180,226                   1,690,837
Non-cash compensation expense                                                    25,000                           -
                                                                 -----------------------     -----------------------
Total Operating Expenses                                                      2,205,226                   1,690,837
                                                                 -----------------------     -----------------------

Loss From Operations                                                         (1,872,409)                 (2,160,262)
                                                                 -----------------------     -----------------------

Other Income (Expense)
Interest                                                                       (437,074)                   (773,034)
Gain on settlement of sublease                                                  152,500                           -
Other, net                                                                        7,173                         212
                                                                 -----------------------     -----------------------
Total Other Expense, Net                                                       (277,401)                   (772,822)
                                                                 -----------------------     -----------------------

Net Loss                                                         $           (2,149,810)     $           (2,933,084)
                                                                 =======================     =======================

Basic and diluted loss per common share                          $                (0.01)     $                (0.02)
                                                                 =======================     =======================
Basic and diluted weighted-average
common shares outstanding                                                   208,236,039                 157,556,073
                                                                 =======================     =======================


                     The accompanying notes are an integral
                      part of these financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002





                                            Common Stock
                                    ------------------------------   Additional
                                        Number                        Paid-in       Accumulated
                                       of Shares        Amount        Capital         Deficit          Total
                                    ---------------- ------------- --------------- --------------- ---------------

Balance - December 31, 2000             156,301,005  $    156,301  $    5,664,154  $  (10,147,408) $   (4,326,953)

Warrants issued as a
sales commission                                  -             -         200,000               -         200,000

Exercise of warrants                      3,000,000         3,000            (990)              -           2,010

Exercise of employee stock
options                                   1,650,000         1,650         114,000               -         115,650

Net loss                                          -             -               -      (2,933,084)     (2,933,084)
                                    ---------------- ------------- --------------- --------------- ---------------

Balance - December 31, 2001             160,951,005       160,951       5,977,164     (13,080,492)     (6,942,377)

Shares issued for cash                    6,666,667         6,667         493,333               -         500,000

Shares issued for conversion
of  notes payable                        36,654,519        36,654       2,712,436               -       2,749,090

Exercise of employee stock
options                                  10,350,000        10,350         438,650               -         449,000

Shares issued for conversion
of notes payable and accrued
interest to related parties              30,000,000        30,000       1,470,000               -       1,500,000

Shares issued to placement
agent for equity line of credit           2,562,500         2,563          (2,563)              -               -

Net loss                                          -             -               -      (2,149,810)     (2,149,810)
                                    ---------------- ------------- --------------- --------------- ---------------

Balance - December 31, 2002             247,184,691  $    247,185  $   11,089,020  $  (15,230,302) $   (3,894,097)
                                    ================ ============= =============== =============== ===============

                     The accompanying notes are an integral
                      part of these financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               For the Years Ended,
                                                                                                    December 31,
                                                                             ---------------------------------------------------
                                                                                               2002                        2001
                                                                             -----------------------     -----------------------

Cash flows from operating activities
Net loss                                                                     $           (2,149,810)     $           (2,933,084)
                                                                             -----------------------     -----------------------
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization                                                               470,849                     540,090
Provision for doubtful trade accounts receivables                                                 -                     (16,186)
Cash paid for settlement of litigation                                                      (25,000)                          -
Non-cash compensation expense                                                                25,000                           -
Payments of notes payable and legal fess made on behalf
of Company from proceeds of settlement of sublease                                         (152,500)                          -
Legal fees paid on behalf of lender                                                        (120,000)                          -
Warrants issued as a sales commission                                                             -                     200,000
Changes in assets and liabilities:
Trade accounts receivable                                                                   361,065                     521,033
Inventories                                                                                 194,056                     (18,102)
Prepaid expenses and other assets                                                             2,498                      (3,160)
Accounts payable                                                                           (513,786)                    612,038
Accrued liabilities                                                                         765,480                     808,648
                                                                             -----------------------     -----------------------

Total adjustments                                                                         1,007,662                   2,644,361
                                                                             -----------------------     -----------------------

Net cash used in operating activities                                                    (1,142,148)                   (288,723)
                                                                             -----------------------     -----------------------

Cash flows from investing activities
Purchase of property and equipment                                                           (2,822)                     (2,939)
                                                                             -----------------------     -----------------------

Net cash used in investing activities                                                        (2,822)                     (2,939)
                                                                             -----------------------     -----------------------

Cash flows from financing activities
Increase (decrease) in checks written in excess of cash in bank                            (140,433)                    154,473
Proceeds from notes payable to stockholders                                                 618,305                     301,159
Payments on notes payable to stockholders                                                  (738,054)                          -
Principal payments on notes payable                                                        (363,848)                   (445,903)
Proceeds from notes payable                                                                 845,000                     158,255
Payments on capital lease obligations                                                             -                      (4,550)
Proceeds from exercise of options and warrants to purchase
common stock                                                                                424,000                     117,660
Proceeds from issuance of common stock                                                      500,000                           -
                                                                             -----------------------     -----------------------

Net cash provided by financing activities                                                 1,144,970                     281,094
                                                                             -----------------------     -----------------------

Net increase (decrease) in cash and cash equivalents                                              -                     (10,568)

Cash and cash equivalents at beginning of year                                                  500                      11,068
                                                                             -----------------------     -----------------------

Cash and cash equivalents at end of year                                     $                500        $                500
                                                                             =======================     =======================

                     The accompanying notes are an integral
                      part of these financial statements.

                                                                                        For the Years Ended,
                                                                                               December 31,
                                                                         ---------------------------------------------------
                                                                                           2002                        2001
                                                                         -----------------------     -----------------------
Supplemental disclosure of cash flow information

Cash paid during the year for interest                                   $              152,093      $              622,266

Noncash investing and financing activities

Notes issued for accounts payable and capital lease obligations          $              316,762      $               32,500
Accrued interest converted to note payable                               $               52,955      $               77,406
Common stock issued for deferred offering costs                          $              205,000      $                    -
Common stock issued for notes payable to stockholders                    $            1,250,000      $                    -
Common stock issued for notes payable to related parties                 $            2,519,244      $                    -
Common stock issued for accrued interest payable to related parties      $              479,846      $                    -
Accrued and deferred offering costs                                      $               13,475      $                    -



                     The accompanying notes are an integral
                      part of these financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Nature of Operations - CirTran Corporation (the "Company") provides turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole, and custom injection molded cabling for leading electronics original equipment manufacturers ("OEMs") in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. The Company also designs, develops, manufactures, and markets a full line of local area network products, with emphasis on token ring and Ethernet connectivity.

Principles of Consolidation--The consolidated financial statements include the accounts of CirTran Corporation and its wholly owned subsidiary, Racore Technology Corporation. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition--Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment. Returns for defective items are repaired and sent back to the customer. Historically, expenses experienced with such returns have not been significant and have been recognized as incurred.

Cash and Cash Equivalents--The Company considers all highly-liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

Inventories -- Inventories are stated at the lower of average cost or market value. Costs include labor, material and overhead costs. Overhead costs are based on indirect costs allocated among cost of sales, work-in-process inventory and finished goods inventory. Indirect overhead costs have been charged to cost of sales or capitalized as inventory based on management's estimate of the benefit of indirect manufacturing costs to the manufacturing process. When there is evidence that the inventory's value is less than original cost, the inventory is reduced to market value. The Company determines market value on current resale amounts and whether technological obsolescence exists. The Company has agreements with most of its customers that require the customer to purchase inventory items related to their contracts in the event that the contracts are cancelled. The market value of related inventory is based upon those agreements.

Property and Equipment --Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives. Leasehold improvements are amortized over the shorter of the life of the lease or the service life of the improvements. The straight-line method of depreciation and amortization is followed for financial reporting purposes. Maintenance, repairs, and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operating results.

Impairment of Long-Lived Assets --The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of December 31, 2002, the Company does not consider any of its long-lived assets to be impaired.

Checks Written in Excess of Cash in Bank--Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. These overdrafts are included as a current liability in the balance sheets.

Stock-Based Compensation -- At December 31, 2002, the Company has one stock-based employee compensation plan, which is described more fully in Note
12. The Company accounts for the plan under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. During the years ended December 31, 2002 and 2001, the Company recognized compensation expense relating to stock options and warrants of $25,000 and $0, respectively. The following table illustrates the effect on net loss and basic and diluted loss per common share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                                                                                Years Ended December 31,
                                                                             2002                   2001
                                                                       -----------------       ----------------
           Net loss, as reported                                       $     (2,149,810)       $    (2,933,084)
           Add:  Stock-based employee compensation expense
              included  in net loss                                              25,000                     --
           Deduct:  Total stock-based employee compensation
              expense determined under fair value based method
              for all awards                                                   (193,387)               (56,095)
                                                                       -----------------       ----------------
           Pro forma net loss                                          $     (2,318,197)       $    (2,989,179)
                                                                       =================       ================
           Basic and diluted loss per common share as reported         $          (0.01)       $         (0.02)
                                                                       =================       ================
           Basic and diluted loss per common share pro forma                      (0.01)       $         (0.02)
                                                                       =================       ================

Income Taxes --The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and the carryforward of operating losses and tax credits and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized. Research tax credits are recognized as utilized.

Use of Estimates --In preparing the Company's financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Concentrations of Risk --Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. The Company sells substantially to recurring customers, wherein the customer's ability to pay has previously been evaluated. The Company generally does not require collateral. Allowances are maintained for potential credit losses, and such losses have been within management's expectations. At December 31, 2002 and 2001, this allowance was $37,037 and $66,316, respectively.

During the year ended December 2002, sales to three customers accounted for 11 percent, 12 percent, and 13 percent, each, of net sales. No individual customer account receivable balance at December 31, 2002 created a concentration of credit risk.

At December 31, 2001, accounts receivable from a former customer and a current customer represented approximately 63 percent and 12 percent, respectively, of total trade accounts receivable. Sales to these same customers accounted for 0 percent and 3 percent of 2001 net sales, respectively. During 2002, the former customer and the Company agreed to a settlement which provided for the payment of all amounts owed to the Company by the former customer.

Fair Value of Financial Instruments --The carrying value of the Company's cash and cash equivalents and trade accounts receivable, approximates their fair values due to their short-term nature. The carrying value of the Company's notes payable also approximates fair value because notes are recorded at fair value plus any default provisions.

Loss Per Share --Basic loss per share is calculated by dividing loss available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted loss per share is similarly calculated, except that the weighted-average number of common shares outstanding would include common shares that may be issued subject to existing rights with dilutive potential when applicable. The Company had no potentially issuable common shares at December 31, 2002 and 2001; therefore, basic and diluted loss per share are the same.

Reclassifications --Certain previously reported 2001 amounts have been reclassified to conform with the 2002 presentation. These reclassifications had no effect on previously reported net loss.

New Accounting Standards - Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," requires usage of the purchase method for all business combinations initiated after June 30, 2001, and prohibits the usage of the pooling-of-interests method of accounting for business combinations. The provisions of SFAS No. 141 relating to the application of the purchase method are generally effective for business combinations completed after July 1, 2001. Such provisions include guidance on the identification of the acquiring entity, the recognition of intangible assets other than goodwill acquired in a business combination and the accounting for negative goodwill. The application of this standard did not have an impact on the Company's financial position and results of operations.

SFAS No. 142, "Goodwill and Other Intangible Assets," changes the current accounting model that requires amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests. SFAS No. 142 also provides guidance on accounting for identifiable intangible assets that may or may not require amortization. The provisions of SFAS No. 142 related to accounting for goodwill and intangible assets are generally effective for the Company at the beginning of 2002, except that certain provisions related to goodwill and other intangible assets are effective for business combinations completed after July 1, 2001. The application of this standard did not have an impact on the Company's financial position and results of operations.

In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." SFAS No.143 addresses financial accounting and reporting for obligations associated with the retirement of intangible long-lived assets and associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it has occured. The asset retirement obligations will be capitalized as a part of the carrying amount of the long-lived asset. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal operation of long- lived assets. SFAS No. 143 is effective for years beginning after June 15,

2002, with earlier adoption permitted. The adoption of this standard is not expected to have a material effect on the Company's financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and the recognition of impairment of long-lived assets to be held and used. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, with an earlier adoption encouraged. The adoption of this standard did not have a material effect on the Company's financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other provisions, the statement modifies the criteria classification of gains and losses on debt extinguishments such that they are not required to be classified as extraordinary items if they do not meet the criteria for classification as extraordinary items in APB Opinion No. 30. The Company elected to adopt this standard during the year ended December 31, 2002. The adoption of this standard did not have a material effect on the Company's financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal activities." The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee plan severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The Company will be required to apply this statement prospectively for any exit or disposal activities initiated after December 31, 2002. The adoption of this standard is not expected to have a material effect on the Company's financial position or results of operations.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This statement amends Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Statement No. 148 also requires disclosure about those effects in interim financial information. The adoption of this standard has had no material effect on the Company's financial position or results of operations.

NOTE 2 - REALIZATION OF ASSETS

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company sustained losses of $2,149,810 and $2,933,084 for the years ended December 31, 2002 and 2001, respectively. As of December 31, 2002 and 2001, the Company had an accumulated deficit of $15,230,302 and $13,080,492, respectively, and a total stockholders' deficit of $3,894,097 and $6,942,377, respectively. In addition, the Company used, rather than provided, cash in its operations in the amounts of $1,142,148 and $288,723 for the years ended December 31, 2002 and 2001, respectively.

Since February of 2000, the Company has operated without a line of credit. Many of the Company's vendors stopped credit sales of components used by the Company to manufacture products, and as a result, the Company converted certain of its turnkey customers to customers that provide consigned components to the Company for production. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

In addition, the Company is a defendant in numerous legal actions (see Note 8). These matters may have a material impact on the Company's financial position, although no assurance can be given regarding the effect of these matters in the future.

In view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Abacas Ventures, Inc. ("Abacas") purchased the Company's line of credit from the lender. During 2002, the Company has entered into agreements whereby the Company has issued common stock to certain principals of Abacas in exchange for a portion of the debt. The Company's plans include working with vendors to convert trade payables into long-term notes payable and common stock and cure defaults with lenders through forbearance agreements that the Company will be able to service. During 2002 and 2001, the Company successfully converted trade payables of approximately $316,762 and $32,500, respectively, into notes. The Company intends to continue to pursue this type of debt conversion going forward with other creditors. As discussed in Note 10, the Company has entered into an equity line of credit agreement with a private investor. Realization of any proceeds under the equity line of credit is not assured.

The Company is currently renegotiating certain terms of the line of credit agreement that are not deemed to have a material impact on the line of credit agreement.

NOTE 3 - INVENTORIES

Inventories consist of the following:
                                          2002                 2001
                               ---------------      ---------------
    Raw materials              $     1,363,276      $     1,223,160
    Work-in process                    170,724              142,048
    Finished goods                      16,553              408,680
                               ---------------      ---------------
                               $     1,550,553      $     1,773,888
                               ===============      ===============

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment and estimated service lives consist of the following:

                                                                                                                     Estimated
                                                                                                                   Service Lives
                                                                                    2002                2001          in Years
                                                                        ----------------     ---------------          ------------
                Production equipment                                    $      3,141,993     $     3,141,992           5-10
                Leasehold improvements                                           958,940             958,940           7-10
                Office equipment                                                 631,645             628,824           5-10
                Other                                                            118,029             118,029            3-7
                                                                        ----------------     ---------------
                                                                               4,850,607           4,847,785
                Less accumulated depreciation
                   and amortization                                            3,984,709           3,513,860
                                                                        ----------------     ---------------

                                                                        $        865,898     $     1,333,925
                                                                        ================     ===============

NOTE 5 - NOTES PAYABLE

Notes Payable consist of the following:

                                                                                                        2002                 2001
                                                                                             ---------------      ---------------

             Note    payable to a company, interest at 8.00%, matured August
                     2002, collateralized by 3,000,000 shares of the Company's
                     common stock currently held in
                     escrow, in default.                                                     $       115,875      $            --

             Note payable to a financial institution, due in monthly
                     installments of $9,462, interest at 8.61%, matures
                     April 2004, collateralized by equipment.                                        258,644              305,090

             Note payable to a company, due in monthly installments
                     of $6,256, interest at 8.00%, matures July 2003,
                     collateralized by equipment, in default                                         183,429              183,429

             Note    payable to a financial institution, due in monthly
                     installments of $9,000, interest at 13.50%, matures
                     December 2004, collateralized by
                     equipment.                                                                      199,023              179,951

             Note payable to an individual, due in monthly installments of $12,748, matures February 2006, interest at 10.00%
                     unsecured, in default.                                                          107,919              130,000

             Note payable to a company, due in monthly installments
                     of $1,972, matures November 2005, interest at 8.00%,
                     unsecured, in default.                                                           87,632               87,632


                                      F-13


             Note    payable to an individual, due in monthly installments of
                     $5,000, interest at a rate of 9.50%, matured May 2000,
                     collateralized by all assets of the Company,
                     in default.                                                                      85,377               85,377

             Note    payable to a finance corporation, due in monthly
                     installments of $4,127, interest at prime plus 3.00% (7.25%
                     at December 31, 2002), matures December
                     2004, collateralized by equipment.                                               92,097               86,522

             Note    payable to a company, due in 18 monthly installments of
                     $1,460 followed by six monthly installments of $2,920,
                     interest at 6.00%, matures April 2003,
                     unsecured.                                                                       60,133               65,973

             Note    payable to a finance corporation, due in monthly
                     installments of $2,736, interest at 9.00%, matures December
                     2004, collateralized by equipment and
                     trade accounts receivable.                                                       60,005               55,499

             Note    payable to a finance corporation, due in monthly
                     installments of $562, interest at 9.00%, matures December
                     2004, collateralized by equipment and
                     trade accounts receivable.                                                       12,252               18,883

             Note    payable to a finance corporation, due in monthly
                     installments of $637, interest at 9.00%, matures December
                     2004, collateralized by equipment and trade
                     accounts receivable.                                                             13,949               12,866

             Note payable to a company, due in monthly installments
                     of $2,827, interest at 8.00%, unsecured, paid in
                     full during 2002.                                                                    --               21,732

             Note payable to a bank, payable on demand, interest at
                     10.00%, unsecured                                                                36,901               39,367

             Note    payable to a finance corporation, due in increasing monthly installments of $50 to $5,443, interest at 12.00%, matures
                     December 2004, collateralized by
                     equipment and trade accounts receivable                                          41,834               38,484
                                                                                             ---------------      ---------------

             Total Notes Payable                                                                   1,355,070            1,310,805
             Less current maturities                                                               1,059,987              863,650
                                                                                             ---------------      ---------------

             Long-Term Notes Payable                                                         $       295,083      $       447,155
                                                                                             ===============      ===============

           The Company's notes payable at December 31, 2002, mature as follows:

           Year Ending December 31,
                     2003                 $     1,059,987
                     2004                         295,083
                                          ---------------

                     Total                $     1,355,070
                                          ===============


Certain of the Company's notes payable contain various covenants and restrictions, including providing for the acceleration of principal payments in the event of a covenant violation or a material adverse change in the operations of the Company. The Company is out of compliance on several notes payable, primarily due to a failure to make monthly payments. In instances where the Company is out of compliance, these amounts have been shown as current. Additionally, all default provisions have been accrued as part of the principal balance of the related notes payable.

NOTE 6 - LEASES

The Company conducts a substantial portion of its operations utilizing leased facilities consisting of a warehouse and a manufacturing plant from a related party. The Company has an option to renew the lease for two additional ten-year periods upon expiration of the term in 2006.

The following is a schedule of future minimum lease payments under the operating lease:

           Year Ending December 31,
                2003                           $       191,688
                2004                                   191,688
                2005                                   191,688
                2006                                   175,714
                                               ---------------
                Total                          $       750,778
                                               ===============

The building lease provides for payment of property taxes, insurance, and maintenance costs by the Company. Rental expense for operating leases totaled $200,992 and $189,157 for 2002 and 2001, respectively.

NOTE 7 - RELATED PARTY TRANSACTIONS

Stockholder Notes Payable --The Company had amounts due to stockholders from two separate notes. The balance due to stockholders at December 31, 2002 and 2001, was $20,376 and $1,390,125, respectively. Interest associated with amounts due to stockholders is accrued at 10 percent. Unpaid accrued interest was $2,378 and $205,402 at December 31, 2002 and 2001, respectively, and is included in accrued liabilities. These notes are due on demand.

Related Party Notes Payable -- The Company had amounts due to Abacas Ventures, Inc., a related party, under the terms of a note payable and a bridge loan. The balance due to Abacas related to the note payable at December 31, 2002 and 2001, was $0 and $2,405,507, respectively. The note accrued interest at 10%. The amounts owed were due on demand with no required monthly payments. This note was collateralized by assets of the Company. As discussed in Note 10, a significant amount of the Abacas note was converted to shares of the Company's common stock during 2002.

During the year ended December 31, 2002, Abacas completed negotiations with several vendors of the Company, whereby Abacas purchased various past due amounts for goods and services provided by vendors, as well as capital leases. The total of these obligations was $316,762. In addition, Abacas agreed to deduct as an offset of the amount owed to Abacas of $120,000, constituting the amounts paid by the Company as legal fees incurred by the Company as part of its negotiations with the Company's vendors. The Company has recorded this transaction as a $316,762 non-cash increase and a $120,000 non-cash payment to the note payable owed to Abacas, pursuant to the terms of the Abacas agreement.

Also during 2002, the Company entered into a bridge loan agreement with Abacas. This agreement allows the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bears interest at 24% and is payable on demand. There are no required monthly payments. During the year ended December 31, 2002, the Company was advanced $845,000 and made cash payments of $156,258 for an outstanding balance on the bridge loan of $688,742.

The total principal amount owed to Abacas between the note payable and the bridge loan was $688,742 and $2,405,507 as of December 31, 2002 and 2001, respectively. The total accrued interest owed to Abacas between the note payable and the bridge loan was $71,686 and $380,927 as of December 31, 2002 and 2001, respectively, and is included in accrued liabilities.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Settlement of Litigation -- During January 2002, the Company settled a lawsuit that had alleged a breach of facilities sublease agreement involving facilities located in Colorado. The Company's liability in this action was originally estimated to range up to $2.5 million. The Company had filed a counter suit in the same court for an amount exceeding $500,000 for missing equipment.

Effective January 18, 2002, the Company entered into a settlement agreement which required the Company to pay the plaintiff the sum of $250,000. Of this amount, $25,000 was paid upon execution of the settlement, and the balance, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, the Company executed and delivered to the plaintiff a Confession of Judgment and also issued 3,000,000 shares of common stock, which are currently held in escrow and have been treated as treasury stock recorded at no cost. The fair value of the 3,000,000 shares was less than the carrying amount of the note payable. Because 75 percent of the balance had not been paid by May 18, 2002, the Company was required to prepare and file with the Securities & Exchange Commission, at its own expense, a registration statement with respect to the escrowed shares. The remaining balance has not been paid, and the registration statement with respect to the escrowed shares has not been declared effective and the Company has not replaced the escrowed shares with registered free-trading shares pursuant to the terms of the settlement agreement; therefore, the plaintiff filed the Confession of Judgment and proceeded with execution thereon. The Company is currently negotiating with the plaintiff to settle this obligation without the release of the shares held in escrow.

In connection with a separate sublease agreement of these facilities, the Company received a settlement from the sublessee during May 2002, in the amount of $152,500, which has been recorded as other income. The Company did not receive cash from this settlement, but certain obligations of the Company were paid directly. $109,125 of the principal balance of the note related to the settlement mentioned above was paid. Also, $7,000 was paid to the Company's legal counsel as a retainer for future services. The remaining $36,375 was paid to the above mentioned plaintiff as a settlement of rent expense.

During September 2002, the plaintiff filed a claim that the $109,125 portion of the payment was to be applied as additional rent expense rather than a principal payment on the note payable. The Company estimates that the probability of the $109,125 being considered additional rent expense is remote and disputes the claim. The Company intends to vigorously defend the action.

Litigation - During 2000, the Company settled a lawsuit filed by a vendor by issuing 5,281,050 shares of the Company's common stock valued at $324,284, paying $83,000 in cash and issuing two notes payable totaling $239,000. During 2002, the vendor filed a confession of judgement claiming that the Company defaulted on its agreement and claims the 2000 lawsuit was not properly satisfied. At December 31, 2002, the Company owed $60,133 of principal under the terms of the remaining note payable. The Company denies the vendor's claims and intends to vigorously defend itself against the confession of judgement.

In December 1999, a vendor of the Company filed a lawsuit that alleges breach of contract and seeks payment in the amount of approximately $213,000 of punitive damages from the Company related to the Company's non-payment for materials provided by the vendor. Judgment was entered against the Company in May 2002 in the amount of $213,718. The Company has accrued the entire amount due under the judgment.

The Company has been a party to a lawsuit with a customer stemming from an alleged breach of contract. In July 2002, the Company reached a settlement with the customer in which the customer was to make payments from August 1, 2002, through October 29, 2002, to the Company totaling $265,000. As part of the settlement, the Company returned inventory valued at $158,010, settled receivables from the customer of $287,277, settled payables owed to the customer in the amount of $180,287 and sold inventory to a Company related to the customer for $13,949. During 2002, the Company received the entire $265,000.

During October 1999, a former vendor of the Company brought action against the Company alleging that the Company owed approximately $199,600 for materials and services and pursuant to the terms of a promissory note. The Company entered a settlement agreement under which the Company is to pay $6,256 each month until the obligation and interest thereon are paid. This did not represent the forgiveness of any obligation, but rather the restructuring of the terms of the previous agreement. At December 31, 2002, the Company owed $183,429 for this settlement. The Company has defaulted on its payment obligations under the settlement agreement. The Company is currently negotiating a new settlement agreement.

Judgment was entered in favor of a vendor during March 2002, in the amount of $181,342 for nonpayment of costs of goods or services provided to the Company. At December 31, 2002, the Company had accrued the entire amount of the claim. The Company is currently in settlement negotiations with the vendor.

In December 1999, a vendor of the Company filed a lawsuit that seeks payment in the amount of $44,269 for the cost of goods provided to the Company. The Company admits owing certain amounts to the vendor and has accrued the entire amount claimed. No trial date has been set and the Company is currently negotiating a settlement of these claims.

During 2002, a vendor of the Company filed a lawsuit that seeks payment in the amount of $31,745 for the cost of goods provided to the Company. The Company has not yet determined the validity of the claim, but has accrued the entire amount claimed. No trial date has been set and the Company is currently negotiating a settlement of these claims.

An individual filed suit during January 2001, seeking to recover the principal sum of $135,941, plus interest on a promissory note. The parties are presently negotiating settlement.

During March 2000, a vendor brought suit against the Company under allegations that the Company owed approximately $97,000 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company issued a note payable to the vendor in settlement of the amount owed and is required to pay the vendor $1,972 each month until paid. At December 31, 2002, the Company owed $87,632 on this settlement agreement. The Company is currently in default on this obligation and is currently negotiating a new settlement agreement.

A financial institution brought suit against the Company during February 2000, alleging that the Company owed approximately $439,000 for a loan provided to the Company for the Company's use and benefit. Judgment was entered against the Company and certain guarantors in the amount of $427,292 plus interest at the rate of 8.61% per annum from June 27, 2000. The Company has subsequently made payments to the financial institution, reducing the obligation to $258,644 at December 31, 2002, plus interest accruing from January 1, 2002. The Company is in default on this obligation and is negotiating for settlement of the remaining claims.

Suit was brought against the Company during April 2001, by a former shareholder alleging that the Company owed $121,825 under the terms of a promissory note. A Stipulation for Settlement and for Entry of Judgment was executed by the parties wherein the Company agreed to arrange for payment of a principal amount of $145,000 in 48 monthly installments. The Company made seven payments and then failed to make subsequent payments, at which time the shareholder obtained a consent judgment against the Company. The Company is currently in settlement negotiations with the former shareholder regarding the judgment.

Various vendors have notified the Company that they believe they have claims against the Company totaling $370,152. None of these vendors have filed lawsuits in relation to these claims. The Company has accrued the entire amount of these claims and it is included in accounts payable.

The Company is the defendant in numerous legal actions, primarily resulting from nonpayment of vendor invoices for goods and services received, that it has determined the probability of realizing any loss is remote. The total amount of these legal actions is $179,757. The Company has made no accrual for the legal actions and is currently in the process of negotiating the dismissal of these claims with the various vendors.

The Company is also the defendant in numerous immaterial legal actions primarily resulting from nonpayment of vendors for goods and services received. The Company has accrued the payables and is currently in the process of negotiating settlements with these vendors.

Registration Rights - In connection with the conversion of certain debt to equity during 2000, the Company has granted the holders of 5,281,050 shares of common stock the right to include 50% of the common stock of the holders in any registration of common stock of the Company, under the Securities Act for offer to sell to the public (subject to certain exceptions). The Company has also agreed to keep any filed registration statement effective for a period of 180 days at its own expense.

Additionally, in connection with the Company's entering into an Equity Line of Credit Agreement (described in Note 11), the Company granted to the equity line investor (the "Equity Line Investor") registration rights, in connection with which the Company is required to file a registration statement covering the resale of shares put to the Equity Line Investor under the equity line. The Company is also required to keep the registration statement effective until two years following the date of the last advance under the equity line. The Company has not yet filed such registration statement.

Accrued Payroll Tax Liabilities -- As of December 31, 2002, the Company had accrued liabilities in the amount of $2,029,626 for delinquent payroll taxes, including interest estimated at $304,917 and penalties estimated at $229,285. Of this amount, approximately $301,741 was due the State of Utah. During the first quarter of 2002, the Company negotiated a monthly payment schedule of $4,000 to the State of Utah, which did not provide for the forgiveness of any taxes, penalties or interest. These monthly payments were not made during the third quarter. Approximately $1,716,946 was owed to the Internal Revenue Service as of December 31, 2002. During the first quarter of 2002, the Company negotiated a payment schedule with respect to this amount, pursuant to which monthly payments of $25,000 were required. In addition, the Company committed to keeping current on deposits of federal withholding amounts. The required monthly payments were made during each of the three months during the second quarter. None of the monthly payments were made during the third quarter. The Company is currently renegotiating the terms of the payment schedule with the Internal Revenue Service. In addition, the Company failed to pay several of its current withholding obligations. Approximately $10,939 was owed to the State of Colorado as of December 31, 2002.

As of December 31, 2001, the Company had accrued liabilities in the amount of $1,982,445 for delinquent payroll taxes, including interest estimated at $215,268 and penalties estimated at $242,989. Of this amount, approximately $257,510 was due the State of Utah. Approximately $1,713,996 was owed to the Internal Revenue Service as of December 31, 2001. Approximately $10,939 was owed to the State of Colorado as of December 31, 2001.

NOTE 9 - INCOME TAXES

The Company has paid no federal or state income taxes. The significant components of the Company's deferred tax assets and liabilities at December 31, 2002 and 2001, are as follows:

                                                                                                        2002                 2001
                                                                                             ---------------      ---------------
           Deferred Income Tax Assets:
               Inventory reserve                                                             $       216,305      $       188,880
               Bad debt reserve                                                                       13,815               24,736
               Vacation reserve                                                                       17,356               12,569
               Research and development credits                                                       17,979               12,718
               Net operating loss carryforward                                                     3,443,676            2,698,615
               Intellectual property                                                                 144,553              159,039
                                                                                             ---------------      ---------------

                    Total Deferred Income Tax Assets                                               3,853,684            3,096,557
               Valuation allowance                                                                (3,795,179)          (3,033,050)

               Deferred Income Tax Liability - depreciation                                          (58,505)             (63,507)
                                                                                             ----------------     ---------------

               Net Deferred Income Tax Asset                                                 $            --      $            --
                                                                                             ===============      ===============

The Company has sufficient long-term deferred income tax assets to offset the deferred income tax liability related to depreciation. The long-term deferred income tax assets relate to the net operating loss carryforward and the intellectual property.

The Company has sustained net operating losses in both periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero and consequently, there is no income tax provision or benefit presented for the years ended December 31, 2002 and 2001.

As of December 31, 2002, the Company had net operating loss carryforwards for tax reporting purposes of approximately $9,232,376. These net operating loss carryforwards, if unused, begin to expire in 2019. Utilization of approximately $1,193,685 of the total net operating loss is dependent on the future profitable operation of Racore Technology Corporation under the separate return limitation rules and limitations on the carryforward of net operating losses after a change in ownership.

The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax loss with the benefit from income taxes for the years ended December 31, 2002 and 2001:

                                                                                                        2002                 2001
                                                                                             ---------------      ---------------
               Benefit at statutory rate (34%)                                               $      (730,935)     $      (997,249)
               Non-deductible expenses                                                                39,752               56,876
               Change in valuation allowance                                                         762,129            1,037,165
               State tax benefit, net of federal tax benefit                                         (70,946)             (96,792)
                                                                                             ----------------     ---------------
               Net Benefit from Income Taxes                                                 $            --      $            --
                                                                                             ===============      ===============

NOTE 10 - STOCKHOLDER'S EQUITY

Forward Stock Split - On August 6, 2001, the Company effected a 15-for-1 forward stock split of its outstanding shares of common stock. The Company also increased authorized common shares from 500,000,000 to 750,000,000 shares. The stock split has been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

Common Stock Issued for Cash and Debt - Effective January 14, 2002, the Company entered into four substantially identical agreements with existing shareholders pursuant to which the Company issued an aggregate of 43,321,186 shares of restricted common stock at a price of $0.075 per share, the fair value of the shares, for $500,000 in cash and the reduction of principal of $1,499,090 of notes payable and $1,250,000 of notes payable to stockholders. No gain or loss has been recognized on these transactions as the fair value of the stock issued was equal to the consideration given by the shareholders. The Company used the $500,000 cash as working capital.

Common Stock Issued for Conversion of Debt - Effective December 23, 2002, the Company entered into four substantially identical agreements with existing shareholders pursuant to which the Company issued an aggregate of 30,000,000 shares of restricted common stock at a price of $0.05 per share, the fair value of the shares, for the reduction of principal of $1,020,154 of notes payable and $479,846 of accrued interest. No gain or loss has been recognized on these transactions as the fair value of the stock issued was equal to the consideration given by the shareholders.

Equity Line of Credit -- On November 5, 2002, the Company entered into an Equity Line of Credit Agreement (the "Equity Line Agreement") with a private investor (the "Equity Line Investor"). Under the Equity Line Agreement, the Company has the right to draw up to $5,000,000 from the Equity Line Investor against an equity line of credit (the "Equity Line"). As part of the Equity Line Agreement, the Company may issue shares of the Company's common stock to the Equity Line Investor in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of the Company's common stock over the five trading days after the advance notice is tendered. The maximum amount of any single draw is $85,000.

The Equity Line Investor is required under the Equity Line Agreement to tender the funds requested by the Company within two trading days after the five-trading-day period used to determine the market price.

In connection with the Equity Line Agreement, the Company issued 2,562,500 shares of the Company's common stock as placement shares at no cost. The Company also granted registration rights to the Equity Line Investor, in connection with which the Company is required to use its best efforts to file a registration statement and have it declared effective by the Securities and Exchange Commission. The Company is unable to draw on the Equity Line until the registration statement has been declared effective.

NOTE 11 - STOCK OPTIONS AND WARRANTS

Stock-Based Compensation - The Company accounts for stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. For options that provide for cashless exercise or that have been modified, the measurement date is considered the date the options are exercised or expire. Those options are accounted for as variable options with compensation adjusted each period based on the difference between the market value of the common stock and the exercise price of the options at the end of the period. The Company accounts for options and warrants issued to non-employees at their fair value in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Non-Employee Grant - During 2001, the Company granted options to purchase 3,000,000 shares of common stock to a non-employee sales consultant as the settlement of a $200,000 prepaid sales commission agreement. The options vested on the date granted and expire in September 2006. The exercise price of these options was $.00067 per share. Because there is not an active market for the Company's common stock in this case, the fair value of the sales commission agreement is more reliably measurable, and the value of the options was determined to be $200,000 in accordance with the provisions of SFAS No. 123. By December 31, 2001, the sales consultant had not generated any sales and management felt the probability that the sales consultant would generate any future sales was remote. Accordingly, the $200,000 was expensed December 31, 2001. All 3,000,000 options were exercised during 2001 for cash proceeds of $2,010. There were no non-employee options outstanding at December 31, 2001. No options were granted to non-employees during 2002.

Employee Grants - On July 26, 2001 the Company adopted the 2001 Stock Option Plan (the "2001 Plan") with 15,000,000 shares of common stock reserved for issuance there under. The Company's Board of Directors administers the plan and has discretion in determining the employees, directors, independent contractors and advisors who receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) granted, and the term, vesting and exercise prices.

During the years ended December 31, 2002 and 2001, the Company granted options to purchase 10,350,000 and 1,650,000 shares of common stock, respectively, to certain employees of the Company pursuant to the 2001 Plan. These options vested on the date of grant. The related exercise price for all options was $0.03 to $0.05 per share for 2002 grants and $0.07 per share for 2001 grants. The exercise price for 2,500,000 options granted during 2002 was less than the fair market value of the Company's common stock on the date granted, resulting in

$25,000 non-cash compensation expense. All other grants during 2002 and 2001 had exercise prices equal to the fair value of the Company's common stock on the date of grant. The options were exercisable through December 2007. During 2002 and 2001, all employee options granted were exercised for $424,000 and $115,650, respectively. There were no employee options outstanding at December 31, 2002 and 2001.

Compensation Expense - During the year ended December 31, 2002 and 2001, the Company recognized $25,000 and $0, respectively, as non-cash compensation expense relating to stock options. SFAS 123 requires the presentation of pro forma operating results as if the Company had accounted for stock options granted to employees under the fair value method prescribed by SFAS 123. The Company estimated the fair value of the employee stock options at the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in the Black-Scholes model for options issued during the years ended December 31, 2002 and 2001 to determine the fair value of the employee options of $0.01 to $0.02 for 2002 options and $0.03 for 2001 options to purchase a share of common stock: risk-free interest rate of 3.78 and 3.94 percent, dividend yield of 0 percent, volatility of 399 and 411 percent, and expected lives of 0.10 and 0.01 years, respectively.

NOTE 12 -SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has two reportable segments: electronics assembly and Ethernet technology. The electronics assembly segment manufactures and assembles circuit boards and electronic component cables. The Ethernet technology segment designs and manufactures Ethernet cards. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on earnings or loss from operations. Selected segment information is as follows:

                                                                        Electronics              Ethernet
                       2002                                                 Assembly            Technology        Total
                       ----                                             ----------------     -------------        -------------

           Sales to external customers                                  $      1,838,781     $       460,887      $     2,299,668
           Intersegment sales                                                    179,451                  --              179,451
           Segment loss                                                       (1,890,097)           (259,713)          (2,149,810)
           Segment assets                                                      2,342,881             237,434            2,580,315
           Depreciation and amortization                                         449,914              20,935              470,849

                       2001

           Sales to external customers                                  $      1,352,085     $       518,763      $     1,870,848
           Intersegment sales                                                    309,374                  --              309,374
           Segment loss                                                       (2,336,084)           (597,000)          (2,933,084)
           Segment assets                                                      3,152,815             434,471            3,587,286
           Depreciation and amortization                                         519,217              20,873              540,090

                Sales                                                                                   2002                 2001
                -----                                                                        ---------------      ---------------

           Total sales for reportable segments                                               $     2,479,119      $     2,180,222
           Elimination of intersegment sales                                                        (179,451)            (309,374)
                                                                                             ----------------     ---------------
           Consolidated net sales                                                            $     2,299,668      $     1,870,848
                                                                                             ===============      ===============


                Total Assets

           Total assets for reportable segments                                              $     2,580,315      $     3,587,286
           Adjustment for intersegment amounts                                                            --               (1,800)
                                                                                             ---------------      ----------------

           Consolidated total assets                                                         $     2,580,315      $     3,585,486
                                                                                             ===============      ===============

NOTE 13 - REVENUES

All revenue-producing assets are located in North America. Revenues are attributed to the geographic areas based on the location of the customers purchasing the products. The Company's net sales by geographic area are as follows:

                                                                                                        2002                 2001
                                                                                             ---------------      ---------------

                United States of America                                                     $     2,291,946      $     1,820,700
                Canada                                                                                    --                  338
                Europe/Africa/Middle East                                                              7,722               49,810
                                                                                             ---------------      ---------------
                                                                                             $     2,299,668      $     1,870,848
                                                                                             ===============      ===============

NOTE 14 - SUBSEQUENT EVENTS

On February 11, 2003, the Company adopted the 2002 Stock Option Plan (the "2002 Plan") with 25,000,000 shares of common stock reserved for issuance there under. The Company's Board of Directors administers the plan and has discretion in determining the employees, directors, independent contractors and advisors who receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) granted, and the term, vesting and exercise prices.

During February 2003, the Company granted options to purchase 5,500,000 shares of common stock to certain employees of the Company and options to purchase 2,000,000 shares of common stock to members of the board of directors pursuant to the 2002 Plan. These options vested on the date of grant. The related exercise price was $0.025 per share for employee options and $0.03 per share for members of the board of directors. The market value of the common stock on the grant date was $0.036, which resulted in non-cash compensation of $72,500. The options are exercisable through February 2008. All options granted were exercised. The options were exercised for $137,500 of cash, $45,000 of accrued interest to directors and $15,000 of accrued compensation. The Company estimated the fair value of the employee and director stock options at the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in the Black-Scholes model to determine the fair value of the employee and director options to purchase a share of common stock of $0.019 and $0.018, respectively: risk-free interest rate of 2.92 percent, dividend yield of 0 percent, volatility of 364 percent, and expected lives of 0.10 years.

                                                                           Page
                        QUARTERLY FINANCIAL INFORMATION

Condensed Consolidated Financial Statements

         Balance Sheets as of September 30, 2003, (unaudited) and           3
         December 31, 2002

         Statements of Operations for the Three and Nine Months ended       4
         September 30, 2003, (unaudited) and 2002 (unaudited)

         Statements of Cash Flows for the Nine Months ended                 5
         September 30, 2003, (unaudited) and 2002 (unaudited)

         Notes to Condensed Consolidated Financial Statements               7
         (unaudited)

                       CIRTRAN CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BANANCE SHEETS



                                                           September 30,   December 31,
                                                               2003           2002
--------------------------------------------------------  --------------  -------------

ASSETS
Current Assets
Cash and cash equivalents                                 $     27,934    $        500
Trade accounts receivable, net of allowance for doubtful
accounts of $37,840 and $37,037, respectively                   60,164          37,464
Inventory                                                    1,492,002       1,550,553
Other                                                          104,832         100,189
--------------------------------------------------------  --------------  -------------
Total Current Assets                                         1,684,932       1,688,706
--------------------------------------------------------  --------------  -------------

Property and Equipment, Net                                    639,331         865,898

Other Assets, Net                                                5,390          12,236

Deferred Offering Costs                                              -          13,475
--------------------------------------------------------  --------------  -------------

Total Assets                                              $  2,329,653    $  2,580,315
--------------------------------------------------------  --------------  -------------

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Checks written in excess of cash in bank                  $          -    $     19,531
Accounts payable                                             1,414,941       1,359,723
Accrued liabilities                                          3,450,949       3,030,970
Current maturities of long-term notes payable                1,632,839       1,059,987
Notes payable to stockholders                                   42,215          20,376
Notes payable to related parties                               788,742         688,742
--------------------------------------------------------  --------------  -------------
Total Current Liabilities                                    7,329,686       6,179,329
--------------------------------------------------------  --------------  -------------

Long-Term Notes Payable, Less Current Maturities                47,371         295,083
--------------------------------------------------------  --------------  -------------


Commitments and Contingencies

Stockholders' Deficit
Common stock, par value $0.001; authorized 750,000,000
shares; issued and outstanding shares: 296,231,317 and
247,184,691 net of 3,000,000 shares held in treasury
at no cost at September 30, 2003 and December 31, 2002,
respectively                                                   296,232         247,185
Additional paid-in capital                                  11,827,741      11,089,020
Accumulated deficit                                        (17,171,377)    (15,230,302)
--------------------------------------------------------  --------------  -------------
Total Stockholders' Deficit                                 (5,047,404)     (3,894,097)
--------------------------------------------------------  --------------  -------------
Total Liabilities and Stockholders' Deficit               $  2,329,653    $  2,580,315
--------------------------------------------------------  --------------  -------------

                See accompanying notes to condensed consolidated
                             financial statements.

CIRTRAN CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)



                                                          For the Three Months Ended              For the Nine Months Ended
                                                                September 30,                           September 30,
                                                    --------------------------------------- ---------------------------------------
                                                                 2003                 2002                2003                2002
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------

Net Sales                                           $         267,494     $        367,755  $          954,030      $    1,981,103

Cost of Sales                                                 180,660              358,869             637,587           1,735,380
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------

Gross Profit                                                   86,834                8,886             316,443             245,723
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------

Operating Expenses
Selling, general and administrative expenses                  596,238              516,650           1,735,837           1,400,240
Non-cash employee compensation expense                         25,000               25,000              97,500              25,000
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------
Total Operating Expenses                                      621,238              541,650           1,833,337           1,425,240
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------

Loss From Operations                                         (534,404)            (532,764)         (1,516,894)         (1,179,517)
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------

Other Income (Expense)
Interest                                                     (128,178)             (41,865)           (361,905)           (282,609)
Settlement expense                                            (62,226)                   -             (62,226)                  -
Other, net                                                        (50)                  97                 (50)            162,289
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------
Total Other Expense, Net                                     (190,454)             (41,768)           (424,181)           (120,320)
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------

Net Loss                                            $        (724,858)    $       (574,532) $       (1,941,075)     $   (1,299,837)
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------

Basic and diluted loss per common share             $           (0.00)    $          (0.00) $            (0.01)     $        (0.01)
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------
Basic and diluted weighted-average
common shares outstanding                                 278,797,940          209,652,626         262,142,159         205,907,734
--------------------------------------------------- --------------------- ----------------- ----------------------- ---------------

                See accompanying notes to condensed consolidated
                             financial statements.

IRTRAN CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Nine Months Ended September 30,                                                       2003                    2002
                                                                                ---------------------   -------------------

Cash flows from operating activities
Net loss                                                                        $       (1,941,075)     $       (1,299,837)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization                                                              232,094                 368,376
Provision for loss on trade receivables                                                        803                 (33,999)
Cash paid for settlement of litigation                                                           -                 (25,000)
Non-cash compensation expense                                                               97,500                  25,000
Amortization of loan costs                                                                  77,650                       -
Note payable issued as settlement of litigation expense                                     62,226                       -
Stock issued for consulting expense                                                          1,996                       -
Payments made on behalf of the Company
as settlement of a sublease agreement                                                            -                (152,500)
Changes in assets and liabilities:
Trade accounts receivable                                                                  (23,503)                244,442
Inventories                                                                                 58,551                 149,345
Prepaid expenses and other assets                                                            2,203                  (8,739)
Accounts payable                                                                           102,779                (547,727)
Accrued liabilities                                                                        605,184                 366,602
                                                                                ---------------------   -------------------

Total adjustments                                                                        1,217,483                 385,800
                                                                                ---------------------   -------------------

Net cash used in operating activities                                                     (723,592)               (914,037)
                                                                                ---------------------   -------------------

Cash flows from investing activities
Purchase of property and equipment                                                          (5,527)                 (2,822)
                                                                                ---------------------   -------------------

Net cash used in investing activities                                                       (5,527)                 (2,822)
                                                                                ---------------------   -------------------

Cash flows from financing activities
Decrease in checks written in excess of cash in bank                                       (19,531)                (36,696)
Proceeds from notes payable to stockholders                                                262,504                   2,465
Payments on notes payable to stockholders                                                 (240,665)               (140,125)
Proceeds from notes payable, net of cash paid for offering costs                           531,597                 655,000
Principal payments on notes payable                                                       (139,852)               (348,402)
Proceeds from notes payable to related parties                                             100,000                       -
Proceeds from exercise of options and warrants to purchase
common stock                                                                               262,500                 285,000
Proceeds from issuance of common stock                                                           -                 500,000
                                                                                ---------------------   -------------------

Net cash provided by financing activities                                                  756,553                 917,242
                                                                                ---------------------   -------------------

Net increase in cash and cash equivalents                                                   27,434                     383

Cash and cash equivalents at beginning of year                                                 500                     499
                                                                                ---------------------   -------------------

Cash and cash equivalents at end of year                                        $           27,934      $               882
                                                                                ---------------------   -------------------

                See accompanying notes to condensed consolidated
                             financial statements.

CIRTRAN CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(CONTINUED)


For the Nine Months Ended September 30,                                                       2003                    2002
---------------------------------------------------------------------------------   -----------------     -----------------
Supplemental disclosure of cash flow information

Cash paid during the period for interest                                            $       74,204        $        186,311

Noncash investing and financing activities

Notes issued for accounts payable and capital lease obligations                     $       47,561        $        345,263
Common stock issued for notes payable to stockholders                               $            -        $      1,250,000
Common stock issued upon conversion of notes payable                                $      284,000        $      1,499,090
Legal fees to be paid on behalf of lender                                           $            -        $        120,000
Accrued interest converted to notes payable                                         $      45,205         $        41,301
Exercise of options for subscription receivable                                     $            -        $         25,000
Stock options exercised for settlement of accrued interest
and accrued compensation                                                            $      130,000        $              -
Common stock issued for accrued compensation                                        $       10,000        $              -
Loan costs included in notes payable                                                $       77,650        $              -

                See accompanying notes to condensed consolidated
                             financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Condensed Financial Statements -- The accompanying unaudited condensed consolidated financial statements include the accounts of CirTran Corporation and its subsidiary (the "Company"). These financial statements are condensed and, therefore, do not include all disclosures normally required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the Company's annual financial statements included in the Company's December 31, 2002 Annual Report on Form 10-KSB. In particular, the Company's significant accounting principles were presented as
Note 1 to the consolidated financial statements in that report. In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements and consist of only normal recurring adjustments. The results of operations presented in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2003.

Stock-Based Compensation -- At September 30, 2003, the Company had one stock-based employee compensation plan, which is described more fully in Note 6. The Company accounts for the plan under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. During the nine months ended September 30, 2003 and 2002, the Company recognized compensation expense relating to stock options and warrants of $97,500 and $25,000, respectively. The following table illustrates the effect on net loss and basic and diluted loss per common share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Nine Months Ended September 30,                                           2003              2002
                                                                    ----------------  ----------------
Net loss, as reported                                               $  (1,941,075)    $    (1,299,837)
Add:  Stock-based  compensation expense
included in net loss                                                       99,725              25,000
Deduct:  Total stock-based compensation
expense determined under fair value based
method for all awards                                                    (274,167)           (142,116)
                                                                    ----------------  ----------------

Pro forma net loss                                                  $  (2,115,517)    $    (1,416,953)
                                                                    ----------------  ----------------

Basic and diluted loss per common share as reported                 $       (0.01)    $         (0.01)
                                                                    ----------------  ----------------

Basic and diluted loss per common share pro forma                   $       (0.01)    $         (0.01)
                                                                    ----------------  ----------------

Three Months Ended September 30,                                             2003                2002
                                                                    ----------------  ----------------
Net loss, as reported                                               $    (724,858)    $      (574,532)
Add:  Stock-based compensation expense
included in net loss                                                       27,225              25,000
Deduct:  Total stock-based compensation
expense determined under fair value based
method for all awards                                                     (74,639)            (54,107)
                                                                    ----------------  ----------------

Pro forma net loss                                                  $    (772,272)    $      (603,639)
                                                                    ----------------  ----------------

Basic and diluted loss per common share as reported                 $       (0.00)    $         (0.00)
                                                                    ----------------  ----------------

Basic and diluted loss per common share pro forma                   $       (0.00)    $         (0.00)
                                                                    ----------------  ----------------




NOTE 2 - BUSINESS CONDITION

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company sustained losses of $1,941,077 and $2,149,810 for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively. As of September 30, 2003 and December 31, 2002, the Company had an accumulated deficit of $17,171,375 and $15,230,302, respectively, and a total stockholders' deficit of $5,047,404 and $3,894,097, respectively. In addition, the Company used, rather than provided, cash in its operations in the amounts of $723,592 and $1,142,148 for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively.

The Company conducts a substantial portion of its operations utilizing leased facilities consisting of a warehouse and a manufacturing plant from a related party. In 1998 the related party entered into two promissory notes secured by the deeds of trust on the property leased to the Company. In August 2003, the related party defaulted on the notes and the property was sold under the first of the two deeds of trust. The Company has been served a notice of unlawful detainer and was to vacate the property by September 30, 2003. The Company has received an extension to file its response until November 21, 2003 and may occupy the property until notified otherwise subsequent to filing their response. The Company is currently negotiating with an unrelated party to have the unrelated party purchase the property from the current property owner. The Company does not yet have arrangements in place for new facilities, should these negotiations fail.

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Since February of 2000, the Company has operated without an operating line of credit with a bank. Many of the Company's vendors stopped credit sales of components used by the Company to manufacture products, and as a result, the Company converted certain of its turnkey customers to customers that provide consigned components to the Company for production.

In addition, the Company is a defendant in numerous legal actions (see Note 4). These matters may have a material impact on the Company's financial position, although no assurance can be given regarding the effect of these matters in the future.

In view of the matters described in the preceding paragraphs, there is substantial doubt about the Company's ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

During 2002, the Company entered into agreements whereby the Company has issued common stock to certain principals of Abacas Ventures, Inc. ("Abacas") in exchange for a portion of the debt. (See Note 3) The Company's plans include working with vendors to convert trade payables into long-term notes payable and common stock and cure defaults with lenders through forbearance agreements that the Company will be able to service. The Company intends to continue to pursue this type of debt conversion going forward with other creditors. As discussed in
Note 5, the Company has entered into an equity line of credit agreement with a private investor. Realization of any additional proceeds under the equity line of credit is not assured.

NOTE 3 - RELATED PARTY TRANSACTIONS

Stockholder Notes Payable --The Company had amounts due to stockholders from two separate notes. The balance due to stockholders at September 30, 2003 and December 31, 2002, was $42,215 and $20,376, respectively. Interest associated with amounts due to stockholders is accrued at 10 percent. Unpaid accrued interest was $8,084 and $2,378 at September 30, 2003 and December 31, 2002, respectively, and is included in accrued liabilities. These notes are due on demand.

Related Party Notes Payable --During 2002, the Company entered into a bridge loan agreement with Abacas. This agreement allows the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bears interest at 24% and is payable on demand. There are no required monthly payments. During the nine months ended September 30, 2003, the Company was advanced $100,000. The outstanding balance on the bridge loan was $788,742 as of September 30, 2003. The total accrued interest owed to Abacas on the bridge loan was $204,660 as of September 30, 2003 and is included in accrued liabilities.

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


NOTE 4 - COMMITMENTS AND CONTINGENCIES

Litigation -- During January 2002, the Company settled a lawsuit that had alleged a breach of facilities sublease agreement involving facilities located in Colorado. The Company's liability in this action was originally estimated to range up to $2.5 million. The Company had filed a counter suit in the same court for an amount exceeding $500,000 for missing equipment.

Effective January 18, 2002, the Company entered into a settlement agreement which required the Company to pay the plaintiff the sum of $250,000. Of this amount, $25,000 was paid upon execution of the settlement, and the balance, together with interest at 8% per annum, was payable by July 18, 2002. The remaining $225,000 was recorded as a note payable. As security for payment of the balance, the Company executed and delivered to the plaintiff a Confession of Judgment and also issued 3,000,000 shares of common stock, which are currently held in escrow and have been treated as treasury stock recorded at no cost. The fair value of the 3,000,000 shares was less than the carrying amount of the note payable. Because 75 percent of the balance had not been paid by May 18, 2002, the Company was required to prepare and file with the Securities & Exchange Commission, at its own expense, a registration statement with respect to the escrowed shares. The remaining balance has not been paid, and the registration statement with respect to the escrowed shares has not been declared effective and the Company has not replaced the escrowed shares with registered free-trading shares pursuant to the terms of the settlement agreement; therefore, the plaintiff filed the Confession of Judgment and proceeded with execution thereon. The Company is currently negotiating with the plaintiff to settle this obligation without the release of the shares held in escrow.

In connection with a separate sublease agreement of these facilities, the Company received a settlement from the sublessee during May 2002, in the amount of $152,500, which has been recorded as other income. The Company did not receive cash from this settlement, but certain obligations of the Company were paid directly. $109,125 of the principal balance of the note related to the settlement mentioned above was paid leaving a principal balance of $115,875. Also, $7,000 was paid to the Company's legal counsel as a retainer for future services. The remaining $36,375 was paid to the above mentioned plaintiff as a settlement of rent expense.

During September 2002, the plaintiff filed a claim that the $109,125 portion of the payment was to be applied as additional rent expense rather than a principal payment on the note payable. The Company estimates that the probability of the $109,125 being considered additional rent expense is remote and disputes the claim. The Company intends to vigorously defend the action.

During 2000, the Company settled a lawsuit filed by a vendor by issuing 5,281,050 shares of the Company's common stock valued at $324,284, paying $83,000 in cash and issuing two notes payable totaling $239,000. During 2002, the vendor filed a confession of judgement claiming that the Company defaulted on its agreement and claims the 2000 lawsuit was not properly satisfied. At December 31, 2002, the Company owed $60,133 of principal under the terms of the remaining note payable. The Company denies the vendor's claims and intends to vigorously defend itself against the confession of judgement.

During September 2003, a medical provider obtained a summary judgement against the Company in the amount of $62,226 related to medical services provided to an employee of the Company. This amount included actual damages, interest and attorney fees. The Company entered into a settlement with the provider that requires the Company to make monthly payments of $5,185. The Company is current

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


on its monthly payments and owes $57,040 as of September 30, 2003 which is included in notes payable.


In December 1999, a vendor of the Company filed a lawsuit that alleges breach of contract and seeks payment in the amount of approximately $213,000 of punitive damages from the Company related to the Company's non-payment for materials provided by the vendor. Judgment was entered against the Company in May 2002 in the amount of $213,718. The Company has accrued the entire amount due under the judgment.

The Company has been a party to a lawsuit with a customer stemming from an alleged breach of contract. In July 2002, the Company reached a settlement with the customer in which the customer was to make payments from August 1, 2002, through October 29, 2002, to the Company totaling $265,000. As part of the settlement, the Company returned inventory valued at $158,010, settled receivables from the customer of $287,277, settled payables owed to the customer in the amount of $180,287 and sold inventory to a Company related to the customer for $13,949. During 2002, the Company received the entire $265,000.

During October 1999, a former vendor of the Company brought action against the Company alleging that the Company owed approximately $199,600 for materials and services and pursuant to the terms of a promissory note. The Company entered a settlement agreement under which the Company is to pay $6,256 each month until the obligation and interest thereon are paid. This did not represent the forgiveness of any obligation, but rather the restructuring of the terms of the previous agreement. At December 31, 2002, the Company owed $183,429 for this settlement. The Company has defaulted on its payment obligations under the settlement agreement. The Company is currently negotiating a new settlement agreement.

Judgment was entered in favor of a vendor during March 2002, in the amount of $181,342 for nonpayment of costs of goods or services provided to the Company. At December 31, 2002, the Company had accrued the entire amount of the claim. The Company is currently in settlement negotiations with the vendor.

In December 1999, a vendor of the Company filed a lawsuit that seeks payment in the amount of $44,269 for the cost of goods provided to the Company. The Company admits owing certain amounts to the vendor and has accrued the entire amount claimed. No trial date has been set and the Company is currently negotiating a settlement of these claims.

During 2002, a vendor of the Company filed a lawsuit that seeks payment in the amount of $31,745 for the cost of goods provided to the Company. The Company has entered into a settlement with the vendor that will allow the Company to pay the entire balance over three years. This amount has been reclassified as a note payable.

An individual filed suit during January 2001, seeking to recover the principal sum of $135,941, plus interest on a promissory note. The parties are presently negotiating settlement.

During March 2000, a vendor brought suit against the Company under allegations that the Company owed approximately $97,000 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company issued a note payable to the vendor in settlement of the amount owed and is required to pay the vendor $1,972 each month until paid. At December 31, 2002, the Company

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


owed $87,632 on this settlement agreement. The Company is currently in default on this obligation and is currently negotiating a new settlement agreement.

A financial institution brought suit against the Company during February 2000, alleging that the Company owed approximately $439,000 for a loan provided to the Company for the Company's use and benefit. Judgment was entered against the Company and certain guarantors in the amount of $427,292 plus interest at the rate of 8.61% per annum from June 27, 2000. The Company has subsequently made payments to the financial institution, reducing the obligation to $258,644 at December 31, 2002, plus interest accruing from January 1, 2002. The Company is in default on this obligation and is negotiating for settlement of the remaining claims.

Suit was brought against the Company during April 2001, by a former shareholder alleging that the Company owed $121,825 under the terms of a promissory note. A Stipulation for Settlement and for Entry of Judgment was executed by the parties wherein the Company agreed to arrange for payment of a principal amount of $145,000 in 48 monthly installments. The Company made seven payments and then failed to make subsequent payments, at which time the shareholder obtained a consent judgment against the Company. The Company is currently in settlement negotiations with the former shareholder regarding the judgment.

Various vendors have notified the Company that they believe they have claims against the Company totaling $370,152. None of these vendors have filed lawsuits in relation to these claims. The Company has accrued the entire amount of these claims and it is included in accounts payable.

The Company is the defendant in numerous legal actions, primarily resulting from nonpayment of vendor invoices for goods and services received, that it has determined the probability of realizing any loss is remote. The total amount of these legal actions is $179,757. The Company has made no accrual for the legal actions and is currently in the process of negotiating the dismissal of these claims with the various vendors.

The Company is also the defendant in numerous immaterial legal actions primarily resulting from nonpayment of vendors for goods and services received. The Company has accrued the payables and is currently in the process of negotiating settlements with these vendors.

Registration Rights - In connection with the conversion of certain debt to equity during 2000, the Company has granted the holders of 5,281,050 shares of common stock the right to include 50% of the common stock of the holders in any registration of common stock of the Company, under the Securities Act for offer to sell to the public (subject to certain exceptions). The Company has also agreed to keep any filed registration statement effective for a period of 180 days at its own expense.

Additionally, in connection with the Company's entering into an Equity Line of Credit Agreement (described in Note 5), the Company granted to the Equity Line Investor (the "Equity Line Investor") registration rights, in connection with which the Company is required to file a registration statement covering the resale of shares put to the Equity Line Investor under the equity line. The Company is also required to keep the registration statement effective until two years following the date of the last advance under the equity line. The Company has filed the registration statement and had it declared effective by the Securities and Exchange Commission.

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Accrued Payroll Tax Liabilities -- As of September 30, 2003, the Company had accrued liabilities in the amount of $2,096,935 for delinquent payroll taxes, including interest estimated at $371,385 and penalties estimated at $230,927. Of this amount, approximately $325,528 was due the State of Utah. During 2002, the Company negotiated a monthly payment schedule of $4,000 which did not provide for the forgiveness of any taxes, penalties or interest. During the first quarter of 2003, no payments were made to the State of Utah. During the second quarter of 2003, partial payments were made to the State of Utah. All payments were made to the State of Utah during the third quarter of 2003. Approximately $1,760,469 was owed to the Internal Revenue Service as of September 30, 2003. During 2002, the Company negotiated a payment schedule with respect to this amount, pursuant to which monthly payments of $25,000 were required. The required monthly payments were made during the nine months ended September 30, 2003. The Company is currently renegotiating the terms of the payment schedule with the Internal Revenue Service. Approximately $10,938 was owed to the State of Colorado as of September 30, 2003.

Deferred Compensation to Officers -- Certain officers of the Company have deferred $224,615 of salary during the nine months ended September 30, 2003. The total amount of salary deferred by these officers as of September 30, 2003 is $382,355 and is included in accrued liabilities.

NOTE 5 - STOCKHOLDER'S EQUITY

Common Stock Issuance -- During June 2003, the Company issued 500,000 shares of restricted common stock to a relative of a director for $10,000 of accrued compensation owed to the director. The $0.02 cost per share was equal to the market value of the Company's stock on the date the shares were issued.

Equity Line of Credit -- On April 8, 2003, the Company entered into a revised Equity Line of Credit Agreement (the "Equity Line Agreement") with a private investor (the "Equity Line Investor"). Under the Equity Line Agreement, the Company has the right to draw up to $5,000,000 from the Equity Line Investor against an equity line of credit (the "Equity Line"). As part of the Equity Line Agreement, the Company may issue shares of the Company's common stock to the Equity Line Investor in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of the Company's common stock over the five trading days after the advance notice is tendered. The maximum amount of any single draw is $85,000

The Equity Line Investor is required under the Equity Line Agreement to tender the funds requested by the Company within two trading days after the five-trading-day period used to determine the market price.

In order to facilitate the issuance of shares of common stock to the Equity Line Investor, the Company placed 50,000,000 shares of common stock into an escrow account held by its transfer agent. All shares issued to the Equity Line Investor are to be issued from these escrowed shares.

In connection with the Equity Line Agreement, the Company issued 2,562,500 shares of the Company's common stock as placement shares at no cost in 2002. The Company also granted registration rights to the Equity Line Investor, in connection with which the Company has filed a registration statement and had it declared effective by the Securities and Exchange Commission.

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


In order to facilitate the Company's receiving cash proceeds in excess of the single draw limit of $85,000, the Company has entered into a series of note payable agreements with the Equity Line Investor. Rather than receiving cash for each individual put, the proceeds are used to pay down the note payable to the Equity Line Investor. Because the number of share to be issued is determined based upon the stock price within five days of actual issuance, the shares are deemed to be issued at market and there is no beneficial conversion feature.

During the nine months ended September 30, 2003, the Company issued $630,000 of notes payable to the Equity Line Investor for $552,350 cash and $77,650 in fees and offering costs. The notes are due seventy days after issuance and bear no interest. Because of the short term of the notes, no interest rate has been imputed. Should the Company fail to pay the notes in full, within seventy days; the notes will accrue interest at 24% per annum. The Company will use proceeds from the Equity Line Agreement to pay the balance due.

During the nine months ended September 30, 2003, the Company issued 24,797,126 shares of common stock from the escrowed shares under the Equity Line Agreement in lieu of payments of $330,000 on notes payable, which was offset by prior offering costs of $44,228, leaving a balance at September 30, 2003 of $300,000.

During October and November 2003, the Company placed an additional 20,000,000 common shares in escrow to fund conversions related to the Equity Line
Agreement, received cash proceeds of $500,000 for notes payable, and issued 21,635,528 shares of common stock from the escrowed shares under the Equity Line Agreement as note payable payments of $525,000, leaving a balance due at November 18, 2003, of $275,000.

NOTE 6 - STOCK OPTIONS AND WARRANTS

Stock-Based Compensation - The Company accounts for stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. For options that provide for cashless exercise or that have been modified, the measurement date is considered the date the options are exercised or expire. Those options are accounted for as variable options with compensation adjusted each period based on the difference between the market value of the common stock and the exercise price of the options at the end of the period. The Company accounts for options and warrants issued to non-employees at their fair value in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Stock Option Plan - On February 11, 2003, the Company adopted the 2002 Stock Option Plan (the "2002 Plan") with 25,000,000 shares of common stock reserved for issuance there under. The Company's Board of Directors administers the plan and has discretion in determining the employees, directors, independent contractors and advisors who receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) granted, and the term, vesting and exercise prices.

During February 2003, the Company granted options to purchase 5,500,000 shares of common stock to certain employees of the Company and options to purchase 2,000,000 shares of common stock to members of the board of directors pursuant to the 2002 Plan. These options vested on the date of grant. The related exercise price was $0.025 per share for employee options and $0.03 per share for

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


members of the board of directors. The market value of the common stock on the grant date was $0.036, which resulted in non-cash compensation of $72,500. The options are exercisable through February 2008. The Company estimated the fair value of the employee and director stock options at the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in the Black-Scholes model to determine the fair value of the employee and director options to purchase a share of common stock of $0.019 and $0.018, respectively: risk-free interest rate of 2.92 percent, dividend yield of 0 percent, volatility of 364 percent, and expected lives of 0.10 years.

During May 2003, the Company granted options to purchase 2,500,000 shares of common stock to certain employees of the Company and options to purchase 4,500,000 shares of common stock to members of the board of directors pursuant to the 2002 Plan. These options vested on the date of grant. The related exercise price was $0.02 per share for employee options and for options to members of the board of directors. The market value of the common stock on the grant date was $0.02, which resulted in no non-cash compensation. The options are exercisable through May 2008. The Company estimated the fair value of the employee and director stock options at the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in the Black-Scholes model to determine the fair value of the employee and director options to purchase a share of common stock of $0.02: risk-free interest rate of
2.35 percent, dividend yield of 0 percent, volatility of 343 percent, and expected lives of 0.10 years.

During the third quarter, the Company granted options to purchase 15,250,000 shares of common stock to certain employees of the Company pursuant to the 2002 Plan. These options vested on the date of grant. The related exercise price was $0.005 to $0.143 per share. The market value of the common stock on the grant dates was $0.01, which resulted in non-cash compensation of $25,000. The options are expire from July 2008 to September 2008. The Company estimated the fair value of the employee stock options at the grant dates using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in the Black-Scholes model to determine the fair value of the employee options to purchase a share of common stock of $0.00 to $0.009: risk-free interest rate of
2.65 to 3.63 percent, dividend yield of 0 percent, volatility of 331 to 343 percent, and expected lives of 0.10 years.

During the nine months ended September 30, 2003, 18,000,000 of the options issued to employees and 5,500,000 of the options issued to directors were exercised for $262,500 of cash, $95,000 of accrued interest and $35,000 of accrued compensation. There were 5,250,000 and 1,000,000 options outstanding that have been granted to employees and members of the board of directors, respectively, at September 30, 2003.

During September 2003, the Company granted options to purchase 250,000 shares of common stock to consultants pursuant to the 2002 Plan for services related to marketing the Company's products. These options vested on the date of grant. The related exercise price was $0.0001 per share. The market value of the common stock on the grant date was $0.009, which resulted in advertising expense of $2,225. The consultants exercised the 249,500 of the options for cash proceeds of $25. The remaining 500 options are exercisable through September 2008. The Company estimated the fair value of the stock options at the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in the Black-Scholes model to determine the fair value of the options to purchase a share of common stock of $0.009: risk-free interest rate of 3.63 percent, dividend yield of 0 percent, volatility of 332 percent, and expected lives of 0.10 years.

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of September 30, 2003, the Company had granted 5,000,000 more options under the 2002 Plan than were available under that plan. Subsequent to the end of the third quarter, the Company rescinded the grant of those options through agreements with three option holders.

NOTE 7 -SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has two reportable segments: electronics assembly and Ethernet technology. The electronics assembly segment manufactures and assembles circuit boards and electronic component cables. The Ethernet technology segment designs and manufactures Ethernet cards. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on earnings or loss from operations. Selected segment information is as follows:

                                                    Three Months Ended                      Nine Months Ended
                                                       September 30,                           September 30,
                                          -------------------------------------------------------------------------------
                                                   2003                2002                2003                2002
                                          ---------------------  -------------------  ------------------  ---------------

Revenues
                                          ---------------------  -------------------  ------------------  ---------------
Electronics Assembly                      $           255,990    $        340,267     $       860,674     $    1,727,045
Ethernet Technology                                    24,697              45,386             158,791            433,509
Elimination of intersegment sales                     (13,193)            (17,898)            (65,435)          (179,451)
                                          ---------------------  -------------------  ------------------  ---------------
Consolidated revenues                     $           267,494    $        367,755     $       954,030     $    1,981,103
                                          ---------------------  -------------------  ------------------  ---------------


Net Loss
                                          ---------------------  -------------------  ------------------  ---------------
Electronics Assembly                      $          (663,068)   $       (509,937)    $    (1,800,619)    $   (1,157,244)
Ethernet Technology                                   (61,790)            (64,595)           (140,456)          (142,593)
Elimination of intersegment losses                          -                   -                   -                  -
                                          ---------------------  -------------------  ------------------  ---------------
Consolidated net loss                     $          (724,858)   $       (574,532)    $    (1,941,075)    $   (1,299,837)
                                          ---------------------  -------------------  ------------------  ---------------




NOTE 8 -SUBSEQUENT EVENTS

During October 2003, an employee exercised 900,000 options to purchase shares of common stock for cash proceeds of $9,000.

Also during October and November 2003, the Company placed an additional 20,000,000 common shares in escrow to fund conversions related to the Equity Line Agreement, received cash proceeds of $500,000 for notes payable, and issued 21,635,528 shares of common stock from the escrowed shares under the Equity Line Agreement as note payable payments of $525,000, leaving a balance due at November 18, 2003, of $275,000 (see Note 5).

As of September 30, 2003, the Company had granted 5,000,000 more options under the 2002 Plan than were available under that plan. Subsequent to the end of the third quarter, the Company rescinded the grant of those options through agreements with three option holders.